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Filed pursuant to Rule 424(b)(3)
Registration No. 333-109340

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	Subject To Completion	January 7, 2004
(To Prospectus dated December 17, 2003)

3,500,000 Shares

Common Stock

We are offering 3,500,000 shares of common stock by this prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol "NEOL." On January 6, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $17.96 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares you should carefully read the discussion of material risks of investing in our common stock under the heading "Risk factors" beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase from us up to an aggregate additional 525,000 shares of our common stock at the public offering price less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

The underwriters are offering the shares of our common stock as described in "Underwriting." Delivery of the shares will be made on or about January    , 2004.

Sole Book-Running Manager

UBS Investment Bank

Robert W. Baird & Co.
First Albany Capital
JMP Securities

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither the delivery of this prospectus supplement nor the sale of common stock means that information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. These documents do not constitute an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstance under which the offer or solicitation is unlawful.

TABLE OF CONTENTS

Prospectus supplement
Prospectus supplement summary	S-1
Risk factors	S-8
Forward-looking statements	S-26
Use of proceeds	S-27
Price range of common stock	S-28
Dividend policy	S-28
Capitalization	S-29
Dilution	S-30
Underwriting	S-31
Legal matters	S-33

Prospectus
About this prospectus	3
The Company	4
Risk factors	6
Special note regarding forward-looking statements	21
Financial ratios	22
Use of proceeds	23
General description of securities	24
Plan of distribution	29
Where you can find more information	31
Legal matters	32
Experts	32

Unless the context suggests otherwise, the words "NeoPharm," the "Company," "we," "our," and "us" refer to NeoPharm, Inc. The term "you" refers to a prospective investor. Our website is located at www.neophrm.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus supplement and accompanying prospectus.

NeoPharm™, NeoLipid™ and NeoPhectin™ are trademarks of NeoPharm, Inc. Other trademarks and tradenames included in this prospectus supplement and accompanying prospectus are the property of their respective owners.

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Prospectus supplement summary

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk factors" section, as well as the information incorporated by reference, before deciding to invest in our common stock.

BUSINESS OVERVIEW

We are a biopharmaceutical company engaged in the research, development and commercialization of drugs for the treatment of cancer. We have built our drug portfolio based on our two novel proprietary technology platforms: the NeoLipid liposomal drug delivery system and a tumor-targeting toxin platform. We have five cancer product candidates in various stages of clinical development. The following table summarizes key information about our current product pipeline:

Product candidate	Clinical indication(s)	Clinical development status	Commercialization rights

IL13-PE38QQR	Glioblastoma multiforme (brain cancer)	Phase III (Planned) Phase I/II (Ongoing)	Worldwide
LE-SN38	Colorectal cancer and other solid tumors	Phase I	Worldwide
LEP-ETU	Breast cancer, lung cancer, ovarian cancer and other solid tumors	Phase I	Worldwide(1)
LErafAON	Cancer	Phase I	Worldwide
LEM	Cancer	Phase I	Worldwide

(1)
Worldwide rights were licensed to Pharmacia and Upjohn Company in February 1999. We terminated the related license agreement in November 2002. Pharmacia, however, disputes the termination, and the matter is to be resolved as part of the ongoing arbitration dispute between the parties. We currently expect this dispute to be resolved in the first half of 2004.

Our most advanced product candidate is IL13-PE38QQR, a tumor-targeting toxin being developed as a treatment for glioblastoma multiforme, a deadly form of brain cancer. Based on the results to date from ongoing Phase I/II clinical trials, we plan to begin a pivotal Phase III registration clinical trial in the first quarter of 2004. In addition, we have advanced four compounds based on our NeoLipid drug delivery platform into Phase I clinical development. These compounds are:

–>
LE-SN38, a liposomal formulation of SN-38, the active metabolite of the pro-drug irinotecan (marketed in the US as Camptosar by Pfizer), which is currently approved by the US Food and Drug Administration (FDA) for the treatment of colorectal cancer;

–>
LEP-ETU, a liposomal formulation of the anti-cancer agent paclitaxel, which is currently approved by the FDA for the treatment of breast, lung and ovarian cancer;

–>
LErafAON, our liposomal antisense oligonucleotide under development as a therapeutic enhancement for both radiation therapy and cancer chemotherapy; and

–>
LEM, a liposomal formulation of the anti-cancer agent mitoxantrone, which is currently approved by the FDA for treatment of multiple sclerosis and various cancer indications.

We believe our NeoLipid technology may have applications in a variety of other areas in addition to the product candidates in our clinical development. We have recently developed a new transfection agent, NeoPhectin, which we began marketing for research use in January 2004. Furthermore, we are planning to leverage our NeoLipid technology to develop therapeutic formulations of small molecules and biologic molecules such as RNAi, and we are currently conducting and planning research to investigate potential drug candidates.

OUR LEAD DRUG PRODUCT CANDIDATES

IL13-PE38QQR

We plan to initiate a pivotal Phase III registration clinical trial, which we refer to as the PRECISE trial, for IL13-PE38QQR for the treatment of glioblastoma multiforme, a deadly form of brain cancer, in the first quarter of 2004. IL13-PE38QQR has received orphan drug designation in the US and Europe and fast track drug development program status from the FDA. We have exclusively licensed IL13-PE38QQR from the National Institutes of Health and the FDA, and have been developing this drug candidate under a Cooperative Research and Development Agreement (CRADA) with the FDA Center for Biologics Evaluation and Research (CBER). According to the American Cancer Society, malignant glioma, which includes glioblastoma multiforme and anaplastic astrocytoma tumors, is diagnosed in approximately 17,500 people in the US annually and claims approximately the same number of lives each year. As there are very limited treatment options to prevent tumor progression, most patients with glioblastoma multiforme usually live for less than one year after initial diagnosis and less than six months after the first post-surgical recurrence.

Conventional, non-specific chemotherapeutic drugs attack abnormal cancer cells by stopping them from dividing and reproducing, but can also damage normal healthy cells because they do not discriminate between cancerous and healthy cells. Furthermore, standard chemotherapy drugs are usually administered systemically, which leads to their distribution throughout the body rather than to one area, such as a tumor in the brain. Common side effects of chemotherapy that are caused by damage to bone marrow include the body's inability to produce enough: red blood cells, causing weakness and fatigue; white blood cells, lowering the body's resistance to infections; or platelets, preventing blood from clotting properly, which can lead to excessive bleeding.

IL13-PE38QQR, on the other hand, is being developed as a highly specific tumor-targeting agent. IL13-PE38QQR is a recombinant protein consisting of a single molecule composed of two parts: a tumor-targeting molecule and a cytotoxic agent. The targeting component consists of interleukin-13, an immune regulatory cytokine (IL-13). Malignant glioma cells, as compared to normal brain cells, express IL-13 receptors at a higher density. IL-13 is an immune regulatory cytokine, or protein, secreted by cells. The cytotoxic agent is a potent bacterially derived toxin called PE38. IL13-PE38QQR is designed to detect and bind to IL-13 receptors on the surface of malignant glioma cancer cells and selectively deliver PE38 to destroy tumor cells while sparing healthy surrounding cells. IL13-PE38QQR is administered by a technique known as convection-enhanced delivery, or CED, in which the drug is delivered through catheters inserted in the tumor or brain tissue surrounding the tumor before and/or following surgical resection of the tumor. CED is designed to infuse IL13-PE38QQR directly to the tumor site and adjacent brain tissue to prevent recurrence of tumor cell growth.

Preliminary Phase I/II data published from the four studies of IL13-PE38QQR conducted to date represent clinical data from more than 75 patients in various clinical settings, including intra-and peritumoral delivery of IL13-PE38QQR for treatment of malignant glioma. The findings suggest possible evidence of tumor cytotoxic (cancer cell killing) effects of IL13-PE38QQR against malignant glioma tumor cells. Although these studies were not designed to address efficacy, encouraging survival results continue to be observed beyond two years following treatment.

Based on the data from these studies, we plan to initiate the PRECISE trial in the first quarter of 2004. This trial is expected to be a multi-center, multi-national study enrolling approximately 300 patients suffering from recurrent glioblastoma multiforme tumors who will be randomized into one of two treatment arms of the study. One group, approximately 200 patients, will receive convection-enhanced infusion of IL13-PE38QQR after surgery and the other group, approximately 100 patients, will be treated through placement of Gliadel Wafers (Guilford Pharmaceuticals) at the time of surgery. Gliadel

Wafers are approved for treatment of patients undergoing initial surgery for and after recurrence of this disease. The primary endpoint of the study is to determine if there is a statistically significant overall patient survival difference between the two arms of this study.

LE-SN38

LE-SN38 is our NeoLipid liposomal formulation of SN-38, the active metabolite of Camptosar, a chemotherapeutic pro-drug, which is used as a first-line and second-line colorectal cancer treatment. At the present time, without the NeoLipid system, SN-38 is insoluble and can only be used to treat cancer by administering the pro-drug, Camptosar. A pro-drug is a compound that is converted into the active drug in the body. However, Camptosar is converted into SN-38 in colorectal cancer cells at different rates by different patients, and this variability in conversion rates can result in suboptimal dosing and adverse side effects. By employing our proprietary NeoLipid technology to deliver SN-38, we hope to deliver the active drug to the tumor cells without the need for conversion. We are also studying the use of LE-SN38 to treat other types of cancers in addition to colorectal. Other tumor cells convert Camptosar less efficiently than colorectal cancer cells, and consequently Camptosar is currently approved only for the treatment of colorectal cancer. Since LE-SN38 does not depend on the conversion process, it may have potential as a treatment for other types of cancer such as breast, lung, prostate and pancreatic cancer.

Currently, LE-SN38 is in a Phase I clinical trial. The primary objectives of the Phase I study are to determine the pharmacogenomics, pharmacokinetics and safety of LE-SN38 in patients with advanced local or metastatic solid tumors who have failed conventional therapy. Tumor progression is also monitored. In this trial, groups of patients are receiving escalating doses of intravenous LE-SN38 infusion over 90 minutes every 21 days until disease progression or unacceptable toxicity levels are reached.

LEP-ETU

LEP-ETU is our NeoLipid liposomal formulation of the widely used cancer drug, paclitaxel. Paclitaxel, also known as Taxol (Bristol-Myers Squibb Company), has been approved in the US for the treatment of ovarian, breast and lung cancers. Despite paclitaxel's wide use and its tumor cytotoxic characteristics, its effectiveness can be limited by its adverse side effects, which can include nausea, vomiting, hair loss and nerve and muscle pain. Because of the chemical characteristics of paclitaxel, it cannot be introduced into the body unless it is first formulated in a mixture of castor oil (Cremophor) and ethanol, which can lead to significant side effects such as hypersensitivity reactions. We believe that by using our proprietary NeoLipid technology, which eliminates the need for Cremophor, LEP-ETU may overcome many of the current limitations of paclitaxel treatment for cancer patients and may limit current treatment adverse side effects. LEP-ETU is currently in a Phase I clinical trial. LEP-ETU is also one of the subjects of our on-going dispute with Pharmacia. See "Risk factors."

LErafAON

We are developing a liposomal antisense drug, LErafAON, to enhance the effectiveness of radiation in the treatment of certain cancers. Antisense drugs are designed to work by interfering with gene expression of proteins involved in a disease. Antisense molecules are thought to have a great potential as therapeutics, but delivery of the antisense molecule to the cell has proven to be a significant obstacle to realizing this potential. Two techniques have been used to deliver antisense into the cell: liposomal delivery and viral-vector delivery.

Viral delivery vehicles have not been widely adopted and used because they can cause irreversible genetic changes that can have long-term side effects, including possibly cancer, are difficult to establish, and may also cause an adverse immune response.

LErafAON utilizes our NeoLipid technology to produce a liposomal formulation of an antisense oligonucleotide molecule to interfere with expression by tumor cells of a protein known as craf. This protein is expressed at higher levels in cancer cells that are resistant to radiation therapy than in healthy cells. By inhibiting expression of the craf protein, LErafAON may render tumor cells more susceptible to radiation therapy. In addition, pre-clinical studies indicate that LErafAON may be effective in enhancing the effect of chemotherapy in the treatment of various forms of cancer. Our liposomes provide a non-viral method of delivering the antisense oligonucleotide into the cell via intravenous administration.

We have completed enrollment in two Phase I clinical trials. One study involves the use of LErafAON as a single agent in cancer patients with various solid tumors, and the second study involves the use of LErafAON in combination with radiation therapy in cancer patients with radiation resistant tumors. From the data published to date, investigators have determined a dose for use in further clinical studies. Additionally, investigators have noted that LErafAON has demonstrated clinical proof-of-concept by delivery to tumor cells of an antisense oligonucleotide using a liposome. We are currently preparing to begin Phase I clinical trials with a new formulation of the lipid component of LErafAON designed to offer improved ease of preparation and to possibly enhance safety and tolerability.

OTHER PRODUCTS

NeoPhectin and NeoPhectin-AT

NeoPhectin is a novel in vitro transfection reagent based on our proprietary cationic (positively charged) cardiolipin technology. We designed NeoPhectin to enable researchers to transfect a variety of cell types in laboratory settings. We began marketing NeoPhectin gene transfection kits to distributors of scientific research supplies in January 2004. NeoPhectin-AT is our in vivo transfection reagent designed for use in animal testing and is expected to be available from distributors in March 2004. NeoPhectin consists of small, stable, homogeneous, ready-to-use liposomes that have shown less toxicity to cells and are able to transfect a variety of cell types.

We believe that cationic liposomes have significant market potential in DNA/RNA therapy if a successful system, such as NeoPhectin, were to be available. As an alternative to viral systems, cationic liposomes are the most commonly used systems for transfection. While cationic liposomes form spontaneous complexes with DNA or RNA, and have shown greater transfection efficiency for in vitro use, the cationic liposomes which are currently commercially available have not been effective for in vivo applications. Cationic liposomes usage has been limited due to the toxicity and variable transfection efficiency in different cell lines.

RESEARCH AND DEVELOPMENT PROGRAM

In order to add new drug development candidates to our clinical development pipeline, we are actively conducting pre-clinical research to investigate other compounds that could potentially benefit from our NeoLipid technology. Compounds under consideration range from NeoLipid formulations of current chemotherapy drugs for the treatment of cancer to NeoLipid formulations of biologic molecules such as RNAi.

OUR STRATEGY

Our goal is to become a leading pharmaceutical company focused on discovering, developing and commercializing innovative anti-cancer treatments. Our strategy consists of the following key elements:

Focus on the growing cancer market

According to Datamonitor OncoVision, the worldwide cancer drug market in 2004 is expected to be in excess of $20 billion. Despite the large sums of money spent, cancer is the second leading cause of death in the US, and current treatments remain ineffective and inadequate. Given the life-threatening nature of cancer, the FDA has adopted procedures to accelerate the approval of cancer drugs. We intend to use our expertise in the field of cancer research to target this significant market opportunity for cancer drug development.

Develop our existing product portfolio

We currently have a portfolio of anti-cancer drugs which have advanced to clinical trials. We intend to further develop these products both by expanding our internal resources and by continuing to collaborate with leading governmental and educational institutions.

Create new products by capitalizing on our NeoLipid platform

We intend to use our proprietary NeoLipid liposomal technology to create new products in two ways: by extending the patent life of existing cancer drugs and by utilizing our platform to develop new drugs. We believe that several widely used cancer drugs are nearing patent expiration. When a drug is combined with another agent or delivery system in a novel way, its patent life may be extended. We are working to extend the marketing exclusivity for paclitaxel and mitoxantrane through our LEP-ETU and LEM products, respectively. These, and other drugs, while effective, have been limited in their use because of adverse side effects and difficulties in administration. Using our NeoLipid technology, we believe opportunities exist for us to increase the usefulness of these compounds as improved anti-cancer treatments. In addition, we believe that our liposomal technology may provide us with a platform for the development of novel therapeutic agents for cancer drug development.

Increase commercial success through diversification

We are developing several drug development candidates simultaneously in order to reduce the impact of any single product failure. In addition, by broadening our product portfolio, we increase our flexibility to eliminate products which we determine may have less market potential while applying additional resources to products which show promise.

Commercialize pharmaceutical products focused on cancer in selected markets

We intend to bring to market novel and superior drugs that address significant unmet needs in cancer treatment. In North America, we intend to develop a specialized cancer sales and marketing capability to market our future products to specialty physicians. We believe that the hospital-based cancer market in the US is readily accessible by a limited sales and marketing presence due to the concentrated market of prescribing physicians coupled with the substantial unmet therapeutic needs. As appropriate, we may establish collaborations with multinational pharmaceutical companies to assist in the commercialization of our product candidates.

PRINCIPAL EXECUTIVE OFFICES

Our executive offices are located in Lake Forest, Illinois, and our research and development facility is located in Waukegan, Illinois. The address for our executive offices is 150 Field Dr., Suite 195, Lake Forest, Illinois 60045, and our telephone number is (847) 295-8678.

The offering

Common stock we are offering	3,500,000 shares
Common stock to be outstanding after the offering	22,340,268 shares
Nasdaq National Market Symbol	NEOL
Use of proceeds
We estimate that the net proceeds to us from this offering after expenses will be approximately $58.6 million, or $67.4 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $17.96 per share. We anticipate using the net proceeds from this offering to fund clinical trials of our lead product candidates and for clinical and pre-clinical studies for our other product candidates; for potential licenses and acquisitions of other businesses or complementary products and technologies; and for working capital, capital expenditures and other general corporate purposes. See "Use of Proceeds."

The number of shares of our common stock to be outstanding after this offering is based on approximately 18,840,268 shares outstanding as of September 30, 2003 and does not include, as of that date:

–>
2,639,061 shares of our common stock issuable upon exercise of outstanding options granted under our stock option plans at a weighted average exercise price of approximately $14.35 per share; and

–>
1,766,885 shares available for issuance or future grant under our 1998 Equity Incentive Plan.

Unless otherwise stated, all information contained in this prospectus supplement:

–>
Assumes that the underwriters do not exercise their over-allotment option; and

–>
Restates share and per share information to reflect a 15% stock dividend issued on June 10, 2003 to stockholders of record on June 3, 2003.

Summary financial data

The tables below present summary statement of operations and balance sheet data. The summary financial data for the years ended December 31, 2000, 2001 and 2002 is derived from our audited financial statements for those periods. We derived the summary financial data as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003 from our unaudited financial statements. The unaudited financial statement data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for those periods. The as adjusted balance sheet data gives effect to the issuance and sale by us of 3,500,000 shares of our common stock in this offering at the assumed public offering price of $17.96, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2003.

This information is only a summary. You should read it in conjunction with our "Management's discussion and analysis of financial condition and results of operations" and historical financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus on file with the Securities and Exchange Commission, or SEC. For more details on how you can obtain our SEC reports incorporated by reference herein, you should read the section of the accompanying prospectus entitled "Where you can find more information."

	Years ended December 31,			Nine months ended September 30,
Statement of operations data:	2000	2001	2002	2002	2003

				(unaudited)
	(in thousands except share and per share data)
Revenues	$3,000	$—	$—	$—	$—
Expenses:
Research and development(1)	3,792	14,814	28,978	21,621	25,040
General and administrative(1)	3,040	4,415	9,857	5,355	15,564

Total expenses	6,832	19,229	38,835	26,976	40,604
Loss from operations	(3,832)	(19,229)	(38,835)	(26,976)	(40,604)
Other income	—	8	—	—	—
Interest income, net	3,322	5,797	2,343	1,888	688

Loss before income taxes	(510)	(13,424)	(36,492)	(25,088)	(39,916)
Income tax expense	16	—	—	—	—

Loss before cumulative effect of accounting change	(526)	(13,424)	(36,492)	(25,088)	(39,916)

Cumulative effect of accounting change	140	—	—	—	—
Net loss	$(386)	$(13,424)	$(36,492)	$(25,088)	$(39,916)

Basic and diluted net loss per share	$(0.03)	$(0.72)	$(1.95)	$(1.34)	$(2.12)

Weighted average number of common stock and common stock equivalents outstanding(2)	15,179,916	18,561,833	18,727,256	18,701,306	18,822,903

(1)
For 2000, research and development includes related party expenses of $740,664 that are research and development related. For all other periods, related party expenses are classified as a component of general and administrative expenses.

(2)
On May 13, 2003, our Board of Directors declared a 15% common stock dividend to stockholders of record on June 3, 2003, which was issued on June 10, 2003. All share information and per share data for prior periods has been restated to reflect this stock dividend.

	September 30, 2003
Balance sheet data:	Actual	As adjusted

	(unaudited, in thousands)
Cash, cash equivalents and short-term investments	$53,552	$112,140
Working capital	48,499	107,087
Total assets	59,049	117,637
Accumulated deficit	(118,816)	(118,816)
Total stockholders' equity	52,614	111,202

Risk factors

You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus supplement and the accompanying prospectus, before investing in our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our common stock.

The outcome of our ongoing arbitration with Pharmacia is uncertain, the costs are considerable, and an adverse ruling could cause us to abandon some of our drug development programs, cut staff close facilities or cease operations.

On April 19, 2002, we filed a Demand for Arbitration with the American Arbitration Association in accordance with the terms of our license agreement dated February 19, 1999 (the "License Agreement") with Pharmacia and Upjohn Company, a subsidiary of Pharmacia Corporation (now Pfizer Inc.) for the purpose of resolving a dispute with Pharmacia concerning delays in the development of our LEP and LED products, which development was being conducted by Pharmacia. In our arbitration demand, we contend that Pharmacia failed in its duty under the License Agreement to use reasonable efforts to develop LEP and LED, thereby breaching the License Agreement. We are seeking substantial damages from Pharmacia arising from its actions. Pharmacia has denied our allegations, asserted various counterclaims and is seeking restitution of the monies paid to us, reimbursement of its expenses, and substantial punitive damages. The evidentiary phase of the arbitration was completed on December 22, 2003. Final briefs are currently scheduled to be filed by January 16, 2004, and final oral arguments are currently scheduled for February 13, 2004. We currently expect this dispute to be resolved in the first half of 2004, although the Arbitral Panel has not set a date for a decision.

There can be no assurance given that we will prevail in this arbitration, or, even if we do prevail, that we would be awarded substantial damages, or any damages whatsoever. In addition, as with any arbitration or litigation, there is always the possibility that the arbitration panel could rule against us and in favor of Pharmacia. In that event, we could be found to be responsible for any arbitration award granted in favor of Pharmacia, which award could be substantial. If we were ordered to pay damages to Pharmacia, we could be forced to abandon some or all of our drug development programs. In such event, we might be forced to conserve our remaining resources by taking a variety of actions including, but not limited to, cutting staff, closing facilities, abandoning clinical trials or liquidating assets, any one of which actions could be expected to have a negative impact on current and future product development. Similarly, we could be forced to raise monies by licensing products to unrelated third parties on terms that we might not otherwise find acceptable. In the worst case we might be forced to cease operations. An adverse decision in this arbitration could also result in Pharmacia retaining the rights to our LEP-ETU and LED compounds.

In addition, we expended, and continue to incur, substantial sums in paying the expenses associated with the ongoing arbitration. Through September 30, 2003, we had incurred expenses in connection with the arbitration of approximately $11.8 million, and we anticipate additional arbitration related expenses through the end of 2003 of approximately $1.8 million. Monies for these expenses have and will continue to come from our cash and short-term investments on hand. To the extent that we expend monies on the arbitration, those monies are not then available to develop our drug compounds and pay our operating expenses, which again negatively impacts our ability to bring our products to market.

If we were unable to develop, obtain regulatory approvals for, and then market our drug products, our business would be harmed.

Our future operating results may be adversely affected if we are unable to develop, obtain regulatory approval for, and bring to market new drug products in a timely manner. The process of developing new drugs and/or therapeutic products is inherently long, complex and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will eventually result in products that will receive regulatory approval and achieve market acceptance.

We currently have five drug compounds in development. As with any pharmaceutical product under development, there are significant risks in development, regulatory approval, and commercialization of new compounds. During the drug product development phase, there is no assurance that the FDA will approve our clinical trial protocols. There is no guarantee that future clinical studies, if performed, will demonstrate the safety and efficacy of any drug product we have in development or that we will receive regulatory approval for such products. Further, the FDA can suspend clinical studies at any time if the FDA believes that the subjects participating in such studies are being exposed to unacceptable health risks.

We have yet to submit an application for marketing approval for any of the drug compounds we currently have under development and we cannot predict with certainty if or when we might submit any of these drug compounds for regulatory review. Once we submit our drug development candidates for review, we cannot assure you that the FDA or other regulatory agencies will grant approvals for any of our proposed products on a timely basis or at all. Further, even if we receive regulatory approval for a drug product, there can be no assurance that such product will prove to be commercially successful or profitable.

Sales of our drug products both inside and outside the US will be subject to regulatory requirements governing marketing approval. These requirements vary widely from country to country and could delay the introduction of our proposed drug products in those countries. If the FDA and international regulatory authorities approve a drug product, we must manufacture, or contract with third parties to manufacture, sufficient volumes to meet market demand. This is a process that requires accurate forecasting of market demand. There is no guarantee that there will be market demand for any future drug products or that we will be able to successfully manufacture or adequately support sales of any future drug products.

At the present time our most advanced product candidate is IL13-PE38QQR, which we believe can be used as a treatment for malignant gliomas. In September 1997, we exclusively licensed worldwide rights to IL13-PE38QQR from the NIH and the FDA. On the basis of our Phase I/II clinical trial findings for this compound, we plan to initiate a pivotal Phase III multi-center, multi-national clinical trial. However, our trials to date involving this compound have involved fewer than 100 patients, and there are no assurances that IL13-PE38QQR will prove to be safe and effective or receive regulatory approval for any indication. Further, even if we were to receive regulatory approval for a product utilizing IL13-PE38QQR, there can be no assurance that such a product would prove to be commercially successful or profitable.

We also presently have four other drug compounds under development for the treatment of various cancers and that are in clinical development: LE-SN38, LEP-ETU, LErafAON, and LEM. Each of these compounds is in the earliest stage of clinical testing. There are no assurances that any of these drug compounds will prove to be safe and effective or that any of them will receive regulatory approval for the treatment of the indications which we may pursue. Even if one or more of these drug compounds eventually becomes an approved product, there can be no assurance that it will be successful in the marketplace.

At least in the near term, we are highly dependent on achieving success in the clinical testing, regulatory approval, and commercialization of our most advanced product candidate, IL13-PE38QQR, which may never be approved for commercial use. If we are unable to commercialize IL13-PE38QQR, our ability to generate revenues would be impaired and our business would be harmed.

We have invested a significant portion of our time and financial resources in the development of IL13-PE38QQR, and we anticipate that for the foreseeable future our potential to achieve revenues from product sales will be dependent on its successful clinical testing, regulatory approval in the US, and commercialization. Drug development is a highly uncertain process. We may suffer significant setbacks in our Phase III clinical trials of IL13-PE38QQR, even after achieving potentially promising results in earlier clinical trials. Even if the clinical trials of IL13-PE38QQR are successful, prior to commercialization of IL13-PE38QQR in the US, we will have to submit, and the FDA will have to approve, a Biologics License Application, "BLA", for IL13-PE38QQR. If a BLA, assuming one is eventually filed, for IL13-PE38QQR is not approved by the FDA, or if approval is delayed, our ability to achieve revenues from product sales will be impaired and our stock price would be materially and adversely affected. FDA approval is contingent on many factors, including clinical trial results and the evaluation of those results.

Our IL13-PE38QQR Phase III clinical trial program, which we currently plan to initiate in the first quarter of 2004, is expected to enroll patients suffering from recurrent glioblastoma multiforme tumors. Patients will receive treatment either with IL13-PE38QQR or Gliadel Wafers, a product currently approved for this disease. The primary endpoint of the study is to determine if there is a statistically significant overall patient survival difference between patients treated with IL13-PE38QQR compared to those treated with Gliadel Wafers. The results from our clinical trial may not demonstrate a statistically significant difference between IL13-PE38QQR and treatment with Gliadel Wafers. Results from our clinical trial that are not statistically significant will adversely affect our ability to obtain regulatory approval for IL13-PE38QQR. Adverse safety findings from our study would also adversely affect our ability to obtain regulatory approval. Even if we conclude that the results from our clinical trial are statistically significant, the FDA may not agree with us because the FDA may evaluate the results by different methods or conclude that the clinical trial results are not clinically meaningful or that there were human errors in the conduct of the clinical trials or otherwise. Finally, even if we believe that we have met the FDA requirements for submission of data and information for a BLA, there is a risk that the FDA will require additional data and information that we are unable to provide.

Because all of our drug product candidates are in development, there is a high risk that further development and testing will demonstrate that our drug product candidates are not suitable for commercialization, which could cause our business to suffer.

We have no drug products that have received regulatory approval for commercial sale. All of the drug compounds that we are currently developing require extensive pre-clinical and clinical testing before we can submit any application for regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our proposed drug products, we must demonstrate through pre-clinical testing and clinical trials that our drug product candidates are safe and effective in humans. Conducting clinical trials is a lengthy, expensive, and uncertain process. Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials, including, but not limited to, our planned Phase III clinical trial for IL13-PE38QQR, may be delayed by many factors, including, but not limited to:

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ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

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inability to manufacture, or secure third party sources to manufacture, sufficient quantities of drug compounds for use in clinical trials;

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failure to comply fully with the investigational new drug (IND) regulations;

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failure of the FDA to approve our clinical trial protocols;

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a slower than expected rate of patient recruitment;

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inability to adequately follow patients after treatment;

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unforeseen safety issues; and

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government or regulatory delays.

The clinical results we have obtained to date should not be viewed as predicting that the results of further testing, including later stage controlled human clinical testing, will be successful. If our trials are not successful or are perceived as not successful by the FDA or physicians, our business, financial condition and results of operations will be harmed.

Our business is subject to extensive governmental regulation, which can be costly and time consuming and subject us to unanticipated delays.

Public health authorities in the US and other countries regulate the research, testing, manufacturing, labeling, distribution, marketing, and advertising activities with respect to all of our drug compounds. The FDA and comparable agencies in foreign countries impose substantial burdens on our ability and the ability of others to introduce pharmaceutical products to the public, including lengthy and detailed clinical testing procedures to demonstrate safety and efficacy and manufacturing procedures to insure compliance with current Good Manufacturing Practices ("cGMP"). This process can last many years, be very costly and still be unsuccessful. All clinical, manufacturing, labeling, and other information developed for proprietary products will be required to be filed with the FDA in BLAs or new drug applications for review and be subject to approval by that agency. We cannot assure you that this lengthy regulatory review process will result in the approval and subsequent marketing of our products.

Once we submit our drug compounds for review, we do not know whether the FDA or other regulatory agencies will grant approvals for any of them on a timely basis or at all. The FDA can delay, limit, or deny approval for many reasons, including, but not limited to:

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the FDA may determine that our drug compounds may not be safe or effective;

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FDA officials may interpret data from pre-clinical testing and clinical trials in different ways than we interpret it;

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the FDA might not approve our manufacturing processes or facilities or the processes or facilities of our collaboration partners;

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the FDA may change its approval policies or adopt new regulations; and

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the FDA may approve a drug compound for fewer than all the indications requested.

The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons.

In addition, any marketed drug product and its manufacturer continue to be subject to strict regulation. Any unforeseen problems with an approved drug product, or delays in receiving regulatory approval, or failing to receive such approval, would delay or prevent drug product commercialization and harm our business and stock price. Approval of a drug compound could also depend upon our commitment to conduct post-marketing studies.

Even if the FDA approves IL13-PE38QQR with its orphan drug designation and exclusivity, the FDA can, in certain regulatory-prescribed situations, approve competitors' products.

We have concluded, based in part on the advice of an independent regulatory consultant, that it is not necessary to obtain approval or clearance from the FDA prior to marketing NeoPhectin or NeoPhectin AT for research use only. If the FDA were to take a different view, we would need to comply with all applicable regulations, including obtaining any necessary approvals or clearances.

We have a history of operating losses and an accumulated deficit, as of September 30, 2003, of $118.8 million. We expect to continue to incur losses for the foreseeable future and may never be profitable.

We have a limited operating history, and our operations consist primarily of the development of our drug compounds and the sponsorship of research and clinical trials. Except for 1999, when we received $11.0 million in payments from Pharmacia, we have incurred losses every year since we began operations and, as of September 30, 2003, we had an aggregate accumulated deficit of approximately $118.8 million. We expect to incur additional losses and, as our development efforts and clinical testing activities continue, our losses are expected to increase. We also expect to experience negative operating cash flows for the foreseeable future as we fund our losses and capital expenditures. Our losses have adversely impacted, and will continue to adversely impact, our working capital, total assets and stockholders' equity. To date, we have not sold or received approval to sell any drug products, and it is possible that revenues from drug product sales will never be achieved. Until we executed our agreement with Pharmacia, which we have subsequently terminated, we generated only limited amounts of revenue from license fees, and it is possible that additional license revenue will not be significant. Although we began marketing of our first non-drug product, NeoPhectin, in January 2004 for use by research laboratories as a transfection agent, we cannot at this time predict what, if any, revenues will be generated from this product, nor can we predict when or if we will be able to develop other sources of revenue or when or if our operations will become profitable, even if we are able to commercialize some of our drug compounds.

Budget constraints may force us to delay our efforts to develop certain product candidates in favor of developing others, which may prevent us from commercializing all product candidates as quickly as possible.

Because we are an emerging company with limited resources, and because research and development is an expensive process, we must regularly assess the most efficient allocation of our research and development budget. As a result, we may have to prioritize development candidates and may not be able to fully realize the value of some of our product candidates in a timely manner, as they will be delayed in reaching the market, if at all.

Competition in the biopharmaceutical field is intense and subject to rapid technological change. Our principal competitors have substantially greater resources to develop and market products that may be superior to ours.

If we obtain regulatory approval for any of our drug compounds, the extent to which they achieve market acceptance will depend, in part, on competitive factors. Competition in our industry is intense, and it is increased by the rapid pace of technological development. Existing drug products or new drug products developed by our competitors may be more effective or have fewer side effects, or may be more effectively marketed and sold, than any that we may develop. Each of our principal competitors has substantially greater research and development capabilities and experience and greater manufacturing, marketing, financial, and managerial resources than we do. Competitive drug compounds may render our technology and drug compounds obsolete or noncompetitive prior to our recovery of research, development, or commercialization expenses incurred with respect to any of our drug compounds. The FDA's policy of granting "fast track" approval for cancer therapies may also expedite the regulatory approval of our competitors' drug compounds.

Each of the drug compounds we currently have under development will face competition from products currently on the market or under development. The following table lists our current principal competitors and their products which compete with the listed drug compounds we currently have under development:

Our product candidate	Principal competitor	Competitor's product

IL13-PE38QQR	Guilford Pharmaceuticals, Inc.	Gliadel Wafer
LE-SN38	Pfizer Inc.	Camptosar
LEP	Bristol-Myers Squibb Co.	Taxol
LErafAON	Isis Pharmaceuticals Inc.	Antisense products(1)
LEM	OSI Pharmaceuticals, Inc.	Novantrone

(1)
There are currently no antisense products available on the market for the treatment of cancer, but Isis Pharmaceuticals and Genta are developing such products.

We also compete with other drug development companies for licenses to novel technologies as well as for collaborations with large pharmaceutical and other companies.

Our stock price has been and is likely to continue to be volatile, and your investment in our common stock could decline in value.

The stock market has experienced significant price and volume fluctuations which often has been unrelated to the operating performance of particular companies. In addition, the market price of our stock has been highly volatile and is likely to continue to be so. For example, since January 1, 2002, the market price of our common stock has fluctuated between $21.92 and $7.56. Since January 1, 2003, the market price of our common stock has fluctuated between $19.40 and $7.56. On May 13, 2003, our Board of Directors declared a 15% common stock dividend to stockholders of record on June 3, 2003, which was issued on June 10, 2003. All share information and per share data for prior periods has been restated to reflect this stock dividend.

The following factors, among others, could have a significant impact on the market price of our stock:

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the success or failure of our clinical trials, including, but not limited to, those involving our lead compound, IL13-PE38QQR, or those of our competitors;

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announcements of technological innovations or new drug products by us or our competitors;

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our success, or lack of success, in obtaining a successful resolution of our arbitration claims with Pharmacia;

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litigation;

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actual or anticipated fluctuations in our financial results;

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our ability to obtain needed financing;

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economic conditions in the US and abroad;

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comments by or changes in Company assessments or financial estimates by securities analysts;

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adverse regulatory actions or decisions;

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any loss of key management;

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changing governmental regulations;

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developments or disputes concerning patents or other proprietary rights;

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product or patent litigation; and

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public concern as to the safety of products developed by us.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

These factors and fluctuations, as well as political and market conditions, may materially adversely affect the market price of our common stock.

We are currently named as a defendant in a number of securities class action lawsuits. The volatility of our stock increases the risk that additional securities class action litigation could be instituted against us in the future.

Securities class action litigation is often brought against a company following periods of volatility in the market price of its securities. We, along with certain of our officers, are currently named as defendants in a number of class action lawsuits which have been consolidated for trial and are currently pending in the federal district court for the Northern District of Illinois, and each of which alleges various violations of the federal securities laws in connection with certain of our public statements as they relate to our LEP drug compound. We may be named as a defendant in similar litigation in the future. While we are vigorously defending this litigation, this litigation has resulted, and can be expected to continue to result, in substantial costs and in a diversion of management's attention and our resources, which could harm our business and financial condition, as well as the market price of our stock. Moreover, it may result in an adverse judgment against us or a settlement, either of which could require us to make a payment to the plaintiffs.

We believe that as a consequence of our arbitration proceeding involving Pharmacia's development of LEP and LED and the class action lawsuits involving our public statements regarding LEP, the SEC has initiated an informal investigation into these matters.

We believe that as a result of our arbitration with Pharmacia (now Pfizer) regarding Pharmacia's development of our drug compounds LEP and LED and the class action lawsuits which have been filed against us relating to public statements by us regarding the development of LEP, in September 2003, the Chicago office of the SEC opened an informal investigation regarding these matters. In response to two requests for documents made by the SEC in September and October 2003, the Company has voluntarily produced all of the documentation that has been requested to date. We cannot predict with certainty the direction this investigation will take or its ultimate outcome. If the SEC brings charges against us or any of our officers or directors, our business could be materially and adversely affected, and our stock price could decrease significantly.

We may need to raise additional capital in the future whether or not we are able to raise capital in this offering. If additional capital is not available, we may have to curtail or cease operations.

We estimate that our existing cash reserves will be sufficient to finance our operations at current and projected levels of development and general corporate activity until approximately December 2004. If we successfully complete this offering, we expect to have sufficient capital resources to operate through at least the second quarter of 2005. We can offer no assurance that we will be able to generate revenues from product sales in the near term or in the future, at a rate sufficient to fund our operations. Even if we are successful in raising additional capital in this offering, we may need additional future financing depending on a number of factors, including, but not limited to, the following:

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our degree of success in commercializing our drug products;

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a possible obligation to pay damages arising out of our ongoing arbitration proceeding with Pharmacia or class action lawsuits;

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the rate of progress and cost of research and development and clinical trial activities relating to our drug products;

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the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights;

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emergence of competing technologies and other adverse market developments;

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changes in or terminations of our existing licensing arrangements;

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the amount of milestone payments, if any, we receive from future collaborators, if any;

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the costs of acquiring or licensing new technology, products or businesses if we desire to expand our product portfolio; and

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the cost of manufacturing scale-up and development of marketing operations, if we undertake those activities.

Additional financing may not be available when we need it or be on terms acceptable to us. If adequate financing is not available, we may be required to delay, scale-back, or eliminate certain of our research and development programs, to relinquish rights to some of our technologies or products, or to grant licenses to third parties to commercialize products or technologies that we would otherwise seek to develop ourselves. We could also be required to cease operations. If additional capital is raised through the sale of equity, our stockholders' ownership interest could be diluted and such securities may have rights, preferences, or privileges superior to those of our other stockholders. The terms of any debt securities we may sell to raise additional capital may place restrictions on our operating activities. Failure to secure additional financing may cause us to delay or abandon some or all of our development programs.

We depend on third parties for a variety of functions, including the research and development, manufacturing, clinical testing, and regulatory compliance of our products. No assurance can be given that these arrangements will allow us to successfully develop and manufacture our drug compounds.

We rely, in part, on third parties to perform a variety of functions, including research and development, clinical trial management and testing, and production of our drug compounds. As of January 6, 2004, we had 105 full-time employees. If we develop additional drug compounds with commercial potential, we will either have to hire additional personnel skilled in clinical testing or engage third parties to perform such services. We currently do not possess the internal infrastructure to independently conduct clinical trial management and certain aspects of clinical testing. Accordingly, we are currently negotiating an agreement with PPD Development, L.P. to oversee our Phase III clinical trial for IL13-PE38QQR under which we expect to be obligated to compensate PPD Development on a monthly basis plus make milestone payments as the trial progresses. For assistance in the management and testing for our Phase I and Phase II clinical trials we have engaged Research Solutions Incorporated and Prologue Research International, Inc. on a per study basis. To oversee data management in our clinical trials we have contracted, on a per study basis, with Advanced Clinical Services and, to conduct our large animal clinical testing, we have engaged, again on a per study basis, Southern Research Institute. While we have been satisfied with the performance of these various organizations, if problems were to develop we are confident that satisfactory alternative arrangements could be arranged. We are currently aware of at least 25 other entities that could offer similar services to those offered by each of PPD Development, Research Solutions, and Advanced Clinical Services and three other entities offering services similar to those provided by Southern Research Institute. We frequently change vendors and consider such items as price, vendor capabilities to meet our needs and ease of transition in choosing new vendors. As we do not directly control the third parties with whom we work, we depend on these companies to apply the appropriate expertise and resources in expeditiously and competently performing the services for which they have been retained. If the third parties with whom we contract breach their agreements with us or fail to comply with any governmental requirements, our drug development efforts could be seriously delayed or otherwise impaired.

We also in-license technology from governmental and academic institutions in order to minimize investments in early research, and we enter into collaborative arrangements with certain of these entities with respect to research and development of our drug compounds. At this time we have research agreements in place with Georgetown University and the FDA, each of which obligate us to fund research efforts at these institutions through December 31, 2003. While we currently anticipate renewing these agreements, as we have done previously, no assurance can be given that we will be able to maintain these relationships or establish new ones on beneficial terms, that we can enter into renewals of these arrangements without undue delays or expenditures, or that these arrangements will allow us to compete successfully.

In order to commercialize our drug compounds successfully, we or third parties with whom we contract must be able to manufacture products in commercial quantities in compliance with the FDA's cGMP at acceptable costs and in a timely manner. There can be no assurance that any current or future third-party manufacturer will comply with cGMP and, if not, the FDA could take enforcement action, which could negatively affect the sale of any products. We do not currently have cGMP manufacturing capacity for any of the drug compounds we are developing. Currently, all of our liposome compounds are produced at the Center for Advanced Drug Development which is affiliated with the University of Iowa Pharmacy School. The center has indicated that it is currently able to meet our needs for research and clinical trials, but we cannot be sure that they will be able to do so on a timely or cost effective basis in the future or that suitable alternatives can be found in a timely manner, or at all. In addition, we entered into agreements with Diosynth RTP, Inc. to produce IL13-PE38QQR in the larger quantities that will be required to support our planned Phase III clinical trial for that compound. Under the terms of that agreement, we were obligated to supply start up material to Diosynth plus reimburse Diosynth for consumable materials and make payments upon completion of the various phases of production. Diosynth has substantially completed its obligations under the agreement. While we have not experienced any difficulties with either the Center for Advanced Drug Development or Diosynth, any failure to obtain adequate supplies of our drug compounds could delay or prevent our product development efforts, though we are aware of at least two alternative manufacturers with whom we could contract for these drug compounds and we do not anticipate that we would encounter any difficulties in establishing a new relationship should it be necessary to do so.

Our ability to obtain commercial manufacturing capacity for our liposome drug compounds at Akorn Inc.'s new lyophilization facility has been delayed and could be further delayed or even terminated.

In December 2001, we entered into a loan agreement and a processing agreement with Akorn Inc., a company controlled by our Chairman, Dr. John Kapoor, under which we provided Akorn with a $3,250,000 loan and obtained manufacturing rights at the lyophilization facility which Akorn has under development in Decatur, Illinois. Akorn has in the past experienced financial difficulties, and in August 2003, we notified Akorn it was in default under its loan agreement with us. We had previously written-off the entire amount of our loan to Akorn because we had determined that the loan was impaired. In September 2003, Akorn advised us that they wished to refinance their senior debt with a new senior lender, which lender would require us to subordinate our debt. In order to preserve the possibility of collecting Akorn's debt to us (which as of September 30, 2003 was approximately $3.4 million in principal and accrued interest) and in consideration of a higher rate of interest (which would now equal that to be charged by the new senior lender) and the possibility of accelerated mandatory repayments once Akorn's senior debt was repaid in full, we agreed to waive Akorn's default, to allow Akorn until October 2004 to provide us with the required manufacturing rights and to subordinate Akorn's indebtedness to us to Akorn's indebtedness to its new senior lender. Akorn's refinancing was completed on October 7, 2003.

While we do not anticipate requiring the capacity to be provided by Akorn's facility until October 2004, if that capacity is not available, we will either need to procure suitable manufacturing rights for our liposome drug compounds from other third parties or contract with qualified third party manufacturers to have our liposome drug compounds produced by them in sufficient quantities. While we are currently aware of at least three other manufacturers that have the ability to produce the quantity and quality of liposome products that we might require, there can be no assurance that such capacity will be available to us when it is required or, if available, on terms we would find acceptable.

If we, or our suppliers, fail to comply with FDA and other government regulations, our manufacturing operations could be interrupted, and our drug product development, future sales, and profitability would suffer.

All new drugs, including our drug compounds under development, are subject to extensive and rigorous regulation by the FDA and comparable foreign authorities. These regulations govern, among other things, the development, pre-clinical and clinical testing, manufacturing, labeling, storage, pre-market approval, advertising, promotion, sale, and distribution of our drug compounds.

Even if regulatory approval is obtained, our drug products would continue to be subject to governmental review. Manufacturing, labeling, and promotional activities are continually regulated by the FDA and equivalent foreign regulatory agencies, and we must also report certain adverse events involving our drug products to these agencies. Previously unidentified adverse events or an increased frequency of adverse events that may occur post-approval could result in labeling modifications of approved products, which could adversely affect future marketing. Finally, approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

Failure to comply with the applicable regulatory requirements can result in, among other things, civil penalties, suspensions of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. In addition, the marketing and manufacturing of pharmaceutical products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a drug product, manufacturer or facility may result in the FDA and/or other regulatory agencies requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the drug product from the market. The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

We currently obtain the necessary raw materials for our development stage drug products, as well as certain services, such as testing, from third parties. We currently contract with suppliers and service providers that are required to comply with strict standards established by us. Certain suppliers and service providers are required to follow cGMP requirements and are subject to routine unannounced periodic inspections by the FDA and by certain state and foreign regulatory agencies for compliance with cGMP requirements and outer applicable regulations. There can be no assurance that the FDA and other regulatory agencies will find the manufacturing process or facilities or other operations of our suppliers and other service providers to be in compliance with cGMP requirements and other regulations.

While to the best of our knowledge, none of our suppliers or service providers has been found to be out of compliance with cGMP with respect to the goods or services they provide to us, failure of any third party suppliers or service providers to maintain satisfactory compliance with cGMP could have a material adverse effect on our ability to develop, market and distribute our drug products in the future and, in the most serious cases, could result in the issuance of warning letters, seizure or recall of drug products, civil penalties or closure of such manufacturing facilities until such cGMP compliance is achieved.

We do not have sales, marketing, or distribution experience, which means we must either enter into agreements with third parties to market or co-promote our future products or develop marketing expertise ourselves.

We have no experience in sales, marketing, or distribution. To date, our focus has been on research and development, and we currently do not have internal sales, marketing, or distribution resources. If we receive the required regulatory approvals, we could elect to market and sell our drug products through distribution, co-marketing, co-promotion, or licensing arrangements with third parties, as we have elected to do with our non-drug NeoPhectin product, which will be sold through independent distributors. To the extent that we enter into arrangements with third parties for the marketing and sale of our products, any revenues we receive will depend primarily on the efforts of these third parties, and those revenues will be lower than if we marketed our products directly. In addition, we may not be successful in entering into sales and distribution relationships with third parties and, even if we are successful, we will not control the amount and timing of marketing resources such third parties devote to our products.

On the other hand, if we elect to market products directly, which we currently intend to do in targeted markets, significant additional expenditures and management resources will be required to develop an internal marketing or sales force. We have no experience in establishing or maintaining an effective sales or marketing effort. If we decide to perform sales and marketing activities ourselves, we could face a number of additional risks, including, but not limited to:

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the inability to attract and retain a marketing or sales force with relevant pharmaceutical experience;

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the costs of establishing a marketing or sales force may not be recoverable if product revenues are lower than expected; and

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there could be delays in product launch due to the time needed to develop and train an effective marketing or sales force.

There can be no assurance that we would be able to establish an effective marketing or sales force should we choose to do so. The inability to successfully employ qualified marketing and sales personnel or to develop other sales and marketing capabilities through third parties would be harmful to our overall business operations.

Our lack of operating experience may cause us difficulty in managing our growth.

We have no experience in selling pharmaceutical or other products or in manufacturing or procuring drug products in commercial quantities in compliance with FDA rules, and we have only limited experience in negotiating, establishing and maintaining collaborative relationships and conducting later stage phases of the regulatory approval process. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be adversely affected. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources, which are limited.

Our inability to adequately protect our proprietary technologies could harm our competitive position and have a material adverse effect on our business.

The success of our business depends, in part, on our ability to obtain patents and maintain adequate protection of our intellectual property for our proprietary technology and products in the US and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the US, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused, for example, by a lack of rules and processes allowing for meaningful defense of intellectual property rights. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and impair our competitive position, with the result that our business and operating results could be harmed.

The patent positions of pharmaceutical companies, including our patent positions, are often uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We apply for patents covering our technologies and products, as we deem appropriate. Currently, we either own or have obtained licenses to more than 45 US and foreign patents or patent applications relating to our products. However, we may not obtain patents on all inventions for which we seek patents, and any patents we obtain may be challenged and may be narrowed in scope or extinguished as a result of such challenges. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Others may independently develop similar or alternative technologies or design around our patented technologies or products. These companies would then be able to develop, manufacture and sell products, which compete directly with our products. In that case, our revenues and operating results would decline.

We rely upon trade secret protection for certain of our confidential information, including certain of our trade secrets, know-how, technology advances and processes. While we have taken measures to protect our confidential information, and to date have not experienced any difficulties in maintaining the confidentiality of our information, these measures may not provide adequate protection for our trade secrets, know-how or other confidential information in the future. We seek to protect our confidential information by entering into confidentiality agreements with employees, collaborators, and consultants. Nevertheless, employees, collaborators, or consultants may still disclose or misuse our confidential information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent information or techniques or otherwise gain access to our trade secrets. Disclosure or misuse of our confidential information would harm our competitive position and could cause our revenues and operating results to decline.

We may be sued for infringing on the intellectual property rights of others.

Our commercial success also depends in part on ensuring that we do not infringe the patents or proprietary rights of third parties. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. While we have not been sued for infringing the intellectual property rights of others, there can be no assurance that the drug compounds that we have under development do not or will not infringe on the patent or proprietary rights of others. Third parties may assert that we are employing their proprietary technology without authorization. We know of patents issued to third parties relating to antisense and oligonucleotide technology, including patents about which such third parties have communicated with us suggesting possible infringement, but the claims of which we believe we do not infringe or are invalid. Moreover, US patent applications filed in recent years are confidential for 18 months, while older applications are not published until the patent issues. As a result, there may be patents of which we are unaware, and avoiding patent infringement may be difficult. Patent holders sometimes send communications to a number of companies in related fields, suggesting possible infringement, and we, like a number of biotechnology companies, have received this type of communication. If we are sued for patent infringement, we would need to demonstrate that our products either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, which we may not be able to do. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to further develop, commercialize and sell products, and such claims could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties in order to commercialize the related product. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products or be required to cease commercializing affected products and our operating results would be harmed.

In the future, others may file patent applications covering technologies that we may wish to utilize with our proprietary technologies, or products that are similar to products developed with the use of our technologies. If these patent applications result in issued patents and we wish to use the claimed technology, we would need to obtain a license from the third party, and this would increase our costs of operations and harm our operating results.

We depend on intellectual property rights licensed from third parties. If we fail to meet our obligations under license agreements, we may lose our rights to key technologies on which our business depends.

Our business depends on our two technology platforms, each of which is based in part on patents licensed from third parties. Those third-party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. Our license agreement regarding IL13-PE38QQR requires us to engage in clinical trials of the compound in patients with renal cell carcinoma. Previous trials demonstrated that IL13-PE38QQR is toxic in those patients, however, and we instead have focused on developing this compound for treating patients with glioblastoma multiforme. We have informed the governmental agency from which we licensed these patents of this change, and we received no objections to it.

Because of our dependence on intellectual property rights licensed to us by third parties, any adverse development in our relationship with these licensors, including a dispute regarding our rights under the agreements or the grant of rights by our licensors to others, could materially and adversely affect our right to commercialize the products we are developing or preclude others from commercializing these products.

If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology platform would be severely adversely affected.

We depend in large part on our licensors to maintain the patent rights licensed to us. If our licensors do not have adequate rights to the patents we license, or do not adequately maintain these rights, our competitive position could be impaired. For example, we understand that patent rights exclusively licensed to us by the government relating to IL13-PE38QQR were assigned by our licensor to one of the inventors. We have been assured by the government that we have the exclusive rights to these patents, but we are unable to independently verify this. If third parties acquire these rights from the inventor or otherwise, we might be unable to preclude them from commercializing a drug based on IL13-PE38QQR.

The government's license to us of patents related to IL13-PE38QQR retains to the government various rights with respect to these patents, including the right to practice the related technology itself, grant foreign governments or international organizations the right to practice the related technology or grant to any person a research license under the patents.

We may in the future be a party to patent litigation, which could be expensive and divert our management's attention.

The field of biotechnology has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. We may become a party to patent infringement claims and litigation or interference proceedings declared by the US Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of these matters are both costly and time consuming. We may need to commence proceedings against others to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

These proceedings could result in substantial expense to us and significant diversion of efforts by our technical and management personnel.

One of our directors has conflicting obligations.

Dr. John N. Kapoor, our chairman, is also associated with EJ Financial Enterprises, Inc., a health care investment firm which is wholly owned by him, and therefore will have conflicts of interest in allocating his time among various business activities and may have legal obligations to multiple entities. On July 1, 1994, we entered into a consulting agreement with EJ Financial. The consulting agreement provides that we will pay EJ Financial $125,000 per year for certain management consulting services, which is based on anticipated time spent by EJ Financial personnel on the Company's affairs. EJ Financial is also involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. In addition, EJ Financial is involved with other companies in the cancer field. Although these companies are pursuing different therapeutic approaches for the treatment of cancer, discoveries made by one or more of these companies could render our products less competitive or obsolete.

If we lose key management and scientific personnel or are unable to attract and retain the talent required for our business, our business could be harmed.

We are highly dependent on the principal members of our management and scientific staff, including our President, Mr. James M. Hussey, our Chief Scientific Officer, Dr. Imran Ahmad, and our Chief Medical Officer, Dr. Jeffrey W. Sherman. Only Mr. Hussey has an employment contract with us. We do not have key man insurance on any of these individuals. If we were to lose the services of Mr. Hussey, Dr. Ahmad or Dr. Sherman and were unable to replace them, our product development and the achievement of our strategic objective would be delayed. In addition, our success will depend on our ability to attract and retain qualified scientific, technical and managerial personnel. While we have not experienced unusual difficulties to date in recruiting and retaining personnel, there is intense competition for qualified staff and no assurance can be given that we will be able to retain existing personnel or attract and retain qualified staff in the future.

The demand for our future drug products, if any, may be adversely affected by health care reform and potential limitations on third party reimbursement.

In recent years, there have been numerous proposals to change the health care system in the US. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceutical products to government control. We cannot predict the effect that health care reforms may have on our business, and it is possible that such reforms will hurt our business. In addition, in both the US and elsewhere, sales of prescription pharmaceutical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services with respect to new drug products in particular. If we succeed in bringing any of our drug compounds to the market, we cannot be certain that our products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow us or our collaborators to sell our products on a competitive basis.

In addition, many health maintenance organizations and other third party payors use formularies, or lists of drugs for which coverage is provided under a health care benefit plan, to control the costs of prescription drugs. Each payor that maintains a drug formulary makes its own determination as to whether a new drug will be added to the formulary and whether particular drugs in a therapeutic class will have preferred status over other drugs in the same class. This determination often involves an assessment of the clinical appropriateness of the drug and sometimes the cost of the drug in comparison to alternative products. We cannot be assured that:

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our future drug products, if any, will be added to payors' formularies;

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such future drug products will have preferred status to alternative therapies; or

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the formulary decisions will be conducted in a timely manner.

We may also decide to enter into discount or formulary fee arrangements with payors, which could result in us receiving lower or discounted prices for drug products we may develop in the future.

Physicians, patients, payors, or the medical community in general may be unwilling to accept, utilize or recommend any of our drug products, and the failure to achieve market acceptance will harm our business.

Even if approved for marketing, our drug products may not achieve market acceptance. The degree of market acceptance of our drug products will depend upon a number of factors, including:

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the establishment and demonstration in the medical community of the safety and clinical efficacy of our drug products and their potential advantages over existing therapeutic products, including non-liposomal forms of the active agents included in our drug products; and

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pricing and reimbursement policies of government and third party payors such as insurance companies, health maintenance organizations and other plan administrators.

Potential changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

The Financial Accounting Standards Board is considering whether to require all companies to treat the fair value of stock options granted to employees as an expense. The US Congress and other governmental and regulatory authorities have also considered requiring companies to expense stock options. If this change were to become mandatory, we and other companies could be required to record a compensation expense equal to the fair value of each stock option granted. Currently, we are generally not required to record compensation expense in connection with stock option grants. If we were required to expense the fair value of stock option grants, it would reduce the attractiveness of granting stock options because of the additional expense associated with these grants, which would negatively impact our results of operations. For example, had we been required to expense stock option grants by applying the measurement provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," our recorded net loss of $36,491,739 would have been increased by $4,471,577, to a net loss of $40,963,316 for the year ended December 31, 2002 and our recorded net loss of $39,915,664 would have been increased by $5,632,716 to a net loss of $45,548,380 for the nine months ended September 30, 2003. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, in the event we are required to expense stock option grants, our future results of operations would be negatively impacted, as would our ability to use stock options as an employee recruitment and retention tool.

Our investments could lose market value and consequently harm our ability to fund continuing operations.

The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash and cash equivalents and short-term investments in a variety of securities, including government and corporate obligations and money market funds. The market values of these investments may fluctuate due to market conditions and other conditions over which we have no control. Fluctuations in the market price and valuations of these securities may require us to record losses due to an impairment in the value of the securities underlying our investment. This could result in future charges on our earnings. All of our investment securities are denominated in US dollars.

Investments in both fixed-rate and floating-rate interest earning instruments carry varying degrees of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates. In general, securities with longer maturities are subject to greater interest rate risk than those with shorter maturities. While floating-rate securities generally are subject to less interest rate risk than fixed-rate securities, floating-rate securities may produce less income than expected if interest rates decrease. Due in part to these factors, our investment income may fall short of expectations or we may suffer losses in principal if securities are sold that have declined in market value due to changes in interest rates.

We handle hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how we do business. We could also be liable for damages, penalties, or other forms of censure if we are involved in a hazardous waste spill or other accident.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials, and biological hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling, and disposal of hazardous materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, even by a third party, we could be held liable for any damages that result, and such liability could exceed our current general liability insurance coverage of $1,000,000 and our financial resources. In the future, we may not be able to maintain insurance on acceptable terms, or at all. We could also be required to incur significant costs to comply with current or future environmental laws and regulations.

We may have product liability exposure, and insurance against such claims may not be available to us at reasonable rates or at all.

While we maintain insurance to cover the use of our drug compounds in clinical trials, we currently do not have any product liability insurance for marketed human therapeutic products. Although we plan to obtain product liability insurance when and if our drug compounds become commercially available, we cannot assure you that we will be able to obtain or maintain this insurance on acceptable terms or that any insurance we obtain will provide us with adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage we obtain would have a material adverse effect on our business.

Anti-takeover provisions could make a third party acquisition of us or the removal of our board of directors or management more difficult.

In June 2003, we adopted a stockholder rights plan that provided for the issuance of rights to purchase shares of Series A Participating Preferred Stock ("Series A Preferred") of the Company. Under the plan, we distributed one preferred share purchase right for each outstanding share of common stock. Each purchase right entitles the holder to purchase from the Company one one-thousandth (1/1000th) of a share of Series A Preferred at a price of $112.00, subject to adjustment. The rights become exercisable, with certain exceptions, ten business days after any party, without prior approval of our Board of Directors, acquires, or announces an offer to acquire, beneficial ownership of 15% or more of our common stock. In the event that any party acquires 15% or more of the our common stock, we are acquired in a merger or other business combination, or 50% or more of our assets are sold after the time that the rights become exercisable, the rights provide that each right holder will receive, upon exercise, shares of the common stock of the surviving or acquiring company, as applicable, having a market value of twice the exercise price of the right. The stockholder rights plan may discourage or prevent certain types of transactions involving an actual or potential change in control, which transactions may be beneficial to our shareholders, by causing substantial dilution to a party that attempts to acquire us on terms not approved by our Board. In addition, Section 203 and other provisions of the Delaware General Corporation Law as well as provisions of our charter and by-laws could make the takeover of us or the removal of the board of directors or management more difficult.

The issuance of preferred stock could adversely affect the holders of our common stock.

Our board of directors has the authority, without further stockholder approval, to issue from time to time shares of preferred stock in one or more designated series or classes. Depending upon the rights and preferences which may be granted to any class of preferred shares which we may elect to issue, issuance of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that our common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also decrease the market price of our common stock, or have terms and conditions that could discourage a takeover or other transaction that might involve a premium price for our shares or that our stockholders might believe to be in their best interests.

If there are substantial sales of common stock, the market price of our common stock could decline.

Sales of substantial numbers of shares of common stock could cause a decline in the market price of our stock. Some of our stockholders are entitled to require us to register their shares of common stock for offer or sale to the public. We have filed Form S-8 registration statements registering shares issuable pursuant to our equity compensation plans. Any sales by existing stockholders or holders of options may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common stock.

After this offering, our principal stockholders will still be able to exert significant influence over matters submitted to stockholders for approval.

Dr. Kapoor and stockholders affiliated with him together beneficially own or control approximately 23% of our outstanding shares of common stock after this offering. These persons, should they choose to act together, could exert significant influence in determining the outcome of corporate actions requiring stockholder approval and otherwise control our business. This could have the effect of delaying or preventing a change in control of us and, consequently, could adversely affect the market price of our common stock.

New investors will experience immediate and substantial dilution.

The purchase price of the common stock offered by this prospectus supplement and the accompanying prospectus will be substantially higher than the tangible book value of our outstanding shares of common stock. Investors who purchase shares of common stock in this offering will therefore experience immediate and substantial dilution in the tangible net book value of their investment. See "Dilution" herein for a more detailed discussion of the dilution new investors will incur in this offering.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced under the caption "Where you can find more information" in the accompanying prospectus contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus supplement, accompanying prospectus and the documents incorporated by reference therein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

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competitive factors;

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general economic conditions;

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relationships with pharmaceutical and biotechnology companies;

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the ability to develop safe and efficacious drugs;

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variability of royalty, license and other revenue;

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failure to satisfy performance obligations in our licenses or other contracts;

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ability to enter into future collaborative agreements;

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failure to achieve positive results in clinical trials;

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uncertainty regarding our patents and patent rights (including the risk that we may be forced to engage in costly litigation to protect such patent rights and the material harm to us if there were an unfavorable outcome of any such litigation);

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governmental regulation and suspension;

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technological change;

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changes in industry practices; and

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one time events.

You should also consider carefully the statements under "Risk factors" and other sections of the accompanying prospectus and the documents incorporated by reference, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements.

Use of proceeds

The net proceeds to us from the sale of the 3,500,000 shares of common stock in the offering are estimated to be approximately $58.6 million, or approximately $67.4 million if the underwriters' over-allotment option is exercised in full, based on an assumed public offering price of $17.96 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate using the net proceeds from the sale of the common stock offered by this prospectus supplement and the accompanying prospectus to fund clinical trials of our lead product candidates and for clinical and preclinical studies for our other product candidates; for potential licenses and acquisitions of other businesses or complementary products and technologies; and for working capital, capital expenditures and other general corporate purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering, accordingly, we will retain broad discretion over the use of these proceeds. Although in the ordinary course of business we engage in discussions with third parties regarding licenses and acquisitions, we are not currently party to any letter of intent or agreement regarding a future licensing or acquisition transaction.

Pending the use of the net proceeds, we intend to invest the net proceeds in short term, interest bearing, investment grade securities.

Price range of common stock

Our common stock is quoted on the Nasdaq National Market under the symbol "NEOL." The following table sets forth, for the periods indicated, the high and low intraday sales prices of our common stock as reported on the Nasdaq National Market:

Year ended December 31, 2002	High	Low

First quarter	$22.826	$12.061
Second quarter	19.070	8.652
Third quarter	13.130	8.070
Fourth quarter	14.174	8.817
Year ended December 31, 2003
First quarter	$10.426	$7.565
Second quarter	17.280	9.870
Third quarter	18.710	13.000
Fourth quarter	19.400	14.210
Year ended December 31, 2004
First quarter (through January 6, 2004)	$18.700	$17.810

On May 13, 2003, our Board of Directors declared a 15% common stock dividend to stockholders of record on June 3, 2003, which was issued on June 10, 2003. All share information and per share data for prior periods has been restated to reflect this stock dividend.

As of January 6, 2004, there were 45 holders of record of our common stock. On January 6, 2004, the last sale price reported on the Nasdaq National Market for our common stock was $17.96 per share.

Dividend policy

We have never paid our stockholders cash dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business.

Capitalization

The following table shows our unaudited capitalization as of September 30, 2003:

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on an actual basis; and

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on an as adjusted basis to give effect to the sale of 3,500,000 shares of our common stock in this offering at an assumed public offering price of $17.96 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 30, 2003
	Actual	As Adjusted

	(unaudited) (in thousands, except share and per share data)

Cash, cash equivalents and short-term investments	$53,552	$112,140

Stockholders' equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized: no shares issued and outstanding, actual or as adjusted	$—	$—
Common stock, $0.0002145 par value; 50,000,000 shares authorized; 18,840,268 shares issued and outstanding, actual; and 22,340,268 shares issued and outstanding, as adjusted	4	5
Additional paid-in capital	171,426	230,013
Accumulated deficit	(118,816)	(118,816)

Total stockholders' equity	$52,614	$111,202

Total capitalization	$52,614	$111,202

The number of shares of common stock outstanding is based on the number of shares outstanding as of September 30, 2003 and excludes:

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2,639,061 shares of our common stock issuable upon exercise of outstanding options granted under our stock option plans at a weighted average exercise price of approximately $14.35 per share; and

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1,766,885 shares available for issuance or future grant under our 1998 Equity Incentive Plan.

Dilution

The net tangible book value of our common stock as of September 30, 2003 was approximately $52.6 million, or $2.79 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of the 3,500,000 shares of common stock we are offering through this prospectus supplement and the accompanying prospectus, assuming a public offering price of $17.96 per share and after deducting underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of September 30, 2003 would have been approximately $111.2 million, or $4.98 per share. This represents an immediate increase in net tangible book value of $2.19 per share to existing stockholders and an immediate dilution of $12.98 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed public offering price per share		$17.96
Net tangible book value per share as of September 30, 2003	$2.79
Increase per share attributable to new investors	2.19

Net tangible book value per share after this offering		4.98

Dilution per share to new investors		$12.98

The foregoing table assumes no exercise of the underwriters' over-allotment option and does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering. As of September 30, 2003, there were:

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2,639,061 shares of our common stock issuable upon exercise of outstanding options granted under our stock option plans at a weighted average exercise price of approximately $14.35 per share; and

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1,766,885 shares available for issuance or future grant under our 1998 Equity Incentive Plan.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, Robert W. Baird & Co. Incorporated, First Albany Capital Inc. and JMP Securities LLC are the representatives of the underwriters. UBS Securities LLC is the sole book running manager of this offering.

We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
Robert W. Baird & Co. Incorporated
First Albany Capital Inc.
JMP Securities LLC

Total	3,500,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

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receipt and acceptance of our common stock by the underwriters; and

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the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters and securities dealers may distribute prospectuses electronically.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of 525,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise the option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or

dealers at a discount of up to $        per share from the public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the US may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 525,000 shares.

Paid by the Company	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable to us, not including underwriting discounts and commissions, will be approximately $58.6 million.

NO SALES OF SIMILAR SECURITIES

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to certain permitted exceptions, offer, sell, contract to sell, or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

NASDAQ NATIONAL MARKET QUOTATION

Our common stock is quoted on the Nasdaq National Market under the symbol "NEOL."

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids; and

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syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be

"covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

Certain underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees.

Certain underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

Burke, Warren, MacKay & Serritella, P.C., Chicago, Illinois, will pass upon the validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.

PROSPECTUS

$125,000,000

Preferred Stock
Common Stock

We may offer and sell from time to time, at prices and on such terms as we will determine at the time of each offering:

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shares of preferred stock;

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shares of common stock; or

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a combination of these securities.

We will provide the specific terms related to sales of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Before you invest, you should carefully read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus.

We will sell these securities directly to our shareholders or to purchasers or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Our common stock is traded on the Nasdaq National Market under the symbol "NEOL". On November 18, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $15.05 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider certain risk factors in determining whether to buy any of our securities. See "Risk factors" on page 6.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any other prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2003.

TABLE OF CONTENTS

About this prospectus	3
The Company	4
Risk factors	6
Special note regarding forward-looking statements	21
Financial ratios	22
Use of proceeds	23
General description of securities	24
Plan of distribution	29
Where you can find more information	31
Legal matters	32
Experts	32

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell common stock, preferred stock, or a combination of those securities in one or more offerings up to a total dollar amount of $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. While the prospectus supplement may add to or update information contained in this prospectus or in documents incorporated by reference in this prospectus, no prospectus supplement may change any of the fundamental terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under "Where you can find more information" before buying any securities in this offering.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated by reference herein is correct as of any time subsequent to its date.

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The Company

NeoPharm is a biopharmaceutical company engaged in the research, development and commercialization of drugs for the treatment of various cancers. We have built our drug portfolio based on our two novel proprietary technology platforms: the proprietary NeoLipid™ liposomal drug delivery system and a tumor-targeting toxin platform.

NeoPharm's anti-cancer drug development pipeline includes five compounds in various stages of clinical development. Our lead compound, IL13-PE38, uses the Company's tumor-targeting toxin technology to selectively deliver the potent cytotoxic agent, PE38, to destroy tumor cells. NeoPharm has licensed worldwide rights to the compound from the National Institutes of Health, "NIH." IL13-PE38 has received both "orphan drug" designation and has been designated as a "fast track" drug development program by the United States Food and Drug Administration, "FDA." To qualify for designations as an "orphan drug," a proposed drug compound must be intended for use in the treatment of a condition that affects fewer than 200,000 people in the United States and the FDA must have reviewed the scientific rationale for use of the drug compound for that specific condition. Benefits provided from orphan drug status include two additional years of marketing exclusivity, tax credits for related clinical research expenses, a waiver of FDA use fees, and clinical development assistance from the FDA. "Fast track" program designation is designed to facilitate the development and expedite the review of new drug compounds that are showing positive progress in treating life-threatening conditions and that demonstrate the potential to address unmet medical needs.

Preliminary Phase I data for IL13-PE38 indicating that IL13-PE38 may be effective in the treatment of malignant gliomas have been presented at numerous neurosurgery and neuro-oncology conferences worldwide. Based upon the results of our Phase I/II clinical trials of IL13-PE38, we currently plan to commence a pivotal multi-center, multi-national Phase III clinical trial for the treatment of glioblastoma multiforme, a deadly form of brain cancer.

Our other four NeoLipid™ compounds currently in clinical development use NeoPharm's proprietary NeoLipid™ liposomal delivery system, and are being developed as potential treatments for various types of cancer. NeoLipid™ technology is being developed to deliver a wide range of drugs with increased stability and reduced toxicity and side effects.

NeoLipid™ Compounds in Clinical Development
Compound	Description
LE-SN38	Liposomal SN38
LEP-ETU	Liposomal Paclitaxel
LErafAON	Liposomal craf Antisense Oligonucleotide
LEM	Liposomal Mitoxantrone

In November 2003, we announced plans to sell a product recently developed utilizing the latest advances in our NeoLipid™ technology. We expect to commence selling NeoPhectim™ gene transfection kits to distributors in January 2004. Our current laboratory facilities provide us with the ability to produce commercial quantities of the material without reducing the level of our research and development activities. Acccordingly, we do not expect to incur significant incremental costs to produce NeoPhectin™ gene transfection kits.

Under a License Agreement we entered into in 1999 with Pharmacia and Upjohn Company, a subsidiary of Pharmacia Corporation (now Pfizer), Pharmacia had assumed responsibility for LEP and

LED (liposomal doxorubicin). During the second quarter of 2002, we filed a Demand for Arbitration to resolve claims which we had asserted against Pharmacia concerning the development programs for LEP and LED, to which Pharmacia has responded and asserted its own claims against us. In November 2002, we terminated the License Agreement after notification from Pharmacia that it had stopped all development of LEP and LED. Pharmacia disputes the propriety of the termination, and has included our termination of the License Agreement as part of the arbitration hearing, which began on May 28, 2003. No prediction can be made as to the outcome of the claims that we and Pharmacia have asserted against each other, which are substantial.

To date, we have not generated any product sales revenues and have not achieved profitable operations. Our accumulated deficit was approximately $118.8 million through September 30, 2003, and we expect to continue to incur substantial losses in future periods. A significant portion of our revenue recognized to date represented payments received from Pharmacia under our License Agreement, which is currently the subject of the above-described ongoing arbitration. We are highly dependent on the success of our research, development and potential licensing efforts and, ultimately, upon regulatory approval and market acceptance of our products under development, particularly our lead product candidate, IL13-PE38. We may never attain profitability and even if we become profitable, we may not be able to sustain profitability on a continuing basis. We do not expect to generate a positive cash flow from operations for the next several years, if ever. Prior to exhausting our current cash and short-term investments, we will need to raise additional funds to finance our operating activities. There are no assurances that we will be successful in obtaining an adequate level of financing for the long-term development and commercialization of our product candidates.

Corporate Information

Our principal executive offices are located at 150 Field Drive, Suite 195, Lake Forest, Illinois 60045. Our telephone number is (847) 295-8678. Our Internet website address is www.neophrm.com. We do not intend the information found on our website to be a part of this prospectus.

Risk factors

You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our securities.

The outcome of our ongoing arbitration with Pharmacia is uncertain, the costs are considerable, and an adverse ruling could cause us to abandon some of our drug development programs, cut staff, close facilities or cease operations.

On April 19, 2002, we filed a Demand for Arbitration with the American Arbitration Association in accordance with the terms of our license agreement dated February 19, 1999 (the "License Agreement") with Pharmacia and Upjohn Company, a subsidiary of Pharmacia Corporation (now Pfizer) for the purpose of resolving a dispute with Pharmacia concerning delays in the development of our LEP and LED products, which development was being conducted by Pharmacia. In our arbitration demand, we contend that Pharmacia failed in its duty under the License Agreement to use reasonable efforts to develop LEP and LED, thereby breaching the License Agreement. We are seeking substantial damages from Pharmacia arising from its actions. Pharmacia has denied our allegations, asserted various counterclaims and is seeking restitution of the monies paid to us, reimbursement of its expenses, and substantial punitive damages.

There can be no assurance given that we will prevail in this arbitration, or, even if we do prevail, that we would be awarded substantial damages, or any damages whatsoever. In addition, as with any arbitration or litigation, there is always the possibility that the arbitration panel could rule against us and in favor of Pharmacia. In that event, we could be found to be responsible for any arbitration award granted in favor of Pharmacia, which award could be substantial. If the Company were ordered to pay damages to Pharmacia, and assuming that we had funds on hand sufficient to satisfy such an award and did not need to cease operations, we could be forced to abandon some or all of our drug development programs. In such event, we might be forced to conserve our remaining resources by taking a variety of actions including, but not limited to, cutting staff, closing facilities, abandoning clinical trials or liquidating assets, any one of which actions could be expected to have a negative impact on current and future product development. Similarly, we could be forced to raise monies by licensing products to unrelated third parties on terms that we might not otherwise find acceptable.

In addition, the Company has expended, and continues to incur, substantial sums in paying the expenses associated with the ongoing arbitration. Through September 30, 2003, we incurred expenses in connection with the arbitration of approximately $11,800,000 and we anticipate additional arbitration related expenses through the end of 2003 of approximately $1,800,000. Monies for these expenses have and will continue to come from our cash and short-term investments on hand. To the extent that we expend monies on the arbitration, those monies are not then available to develop our drug compounds and pay our operating expenses, which again negatively impacts our ability to bring one or more products to market.

If we were unable to continue to develop, obtain regulatory approvals for, and then market our drug products, our business would be harmed.

Our future operating results may be adversely affected if we are unable to develop, obtain regulatory approval for, and bring to market new drug products in a timely manner. The process of developing new drugs and/or therapeutic products is inherently complex and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will eventually result in products that will receive regulatory approval and achieve market acceptance.

We currently have five drug compounds in development. As with any pharmaceutical product under development, there are significant risks in development, regulatory approval, and commercialization of new compounds. During the drug product development phase, there is no assurance that the FDA will approve our clinical trial protocols. There is no guarantee that future clinical studies, if performed, will demonstrate the safety and efficacy of any drug product in development or that we will receive regulatory approval for such products. Further, the FDA can suspend clinical studies at any time if the agency believes that the subjects participating in such studies are being exposed to unacceptable health risks.

We have yet to submit a new drug application for any of the drug compounds we currently have under development and we cannot predict with certainty if or when we might submit any of these drug compounds for regulatory review. Once we submit our potential drug products for review, we cannot assure you that the FDA or other regulatory agencies will grant approvals for any of our proposed products on a timely basis or at all. Further, even if we receive regulatory approval for a drug product, there can be no assurance that such product will prove to be commercially successful or profitable.

Sales of our drug products both inside and outside the United States will be subject to regulatory requirements governing marketing approval. These requirements vary widely from country to country and could delay the introduction of our proposed drug products in those countries. After the FDA and international regulatory authorities approve a drug product, we must manufacture, or contract with third parties to manufacture, sufficient volumes to meet market demand. This is a process that requires accurate forecasting of market demand. There is no guarantee that there will be market demand for any future drug products or that we will be able to successfully manufacture or adequately support sales of any future drug products.

At the present time our lead drug compound is IL13-PE38, which we believe has potential as a treatment for malignant gliomas. In September 1997, we exclusively licensed worldwide rights to IL13-PE38 from the NIH. On the basis of our Phase I/II clinical trial findings for this compound, we plan to initiate a pivotal Phase III multi-center, multi-national clinical trial. However, there are no assurances that IL13-PE38 will prove to be safe and effective or receive regulatory approval for any indication. Further, even if we were to receive regulatory approval for a product utilizing IL13-PE38, there can be no assurance that such a product would prove to be commercially successful or profitable.

We also presently have four other drug compounds under development for the treatment of various cancers and that are in clinical development: LE-SN38, LEP-ETU, LErafAON, and LEM. There are no assurances that any of these drug compounds will prove to be safe and effective or that any of them will receive regulatory approval for the treatment of the indications which we may pursue. Even if one or more of these drug compounds eventually becomes an approved product, there can be no assurance that it will be a successful treatment in the marketplace.

In the near term, we are highly dependent on achieving success in the clinical testing, regulatory approval, and commercialization of our lead drug product candidate, IL13-PE38, which may never be approved for commercial use. If we are unable to commercialize IL13-PE38, our ability to generate revenues would be impaired and our business would be harmed.

We have invested a significant portion of our time and financial resources in the development of IL13-PE38, and we anticipate that for the foreseeable future our potential to achieve revenues from product sales will be dependent on its successful clinical testing, regulatory approval in the United States, and commercialization. Drug development is a highly uncertain process. We may suffer significant setbacks in our Phase III clinical trials of IL13-PE38, even after achieving potentially promising results in earlier clinical trials. Even if the clinical trials of IL13-PE38 are successful, prior to commercialization of IL13-PE38 in the United States, we will have to submit, and the FDA will have to approve, a Biologics License Application, "BLA", for IL13-PE38. If a BLA, assuming one is eventually filed, for IL13-PE38 is not approved by the FDA, or if approval is delayed, our ability to achieve revenues from product sales will be impaired and our stock price would be materially and adversely affected. FDA approval is contingent on many factors, including clinical trial results and the evaluation of those results.

Our IL13-PE38 Phase III clinical trial program, which we currently plan to initiate late in the fourth quarter of 2003 or in the first quarter of 2004, will consist of a single multi-center, multi-national study designed to enroll patients suffering from recurrent glioblastoma multiforme tumors who are then randomized into one of two arms of the study, with one group receiving convection enhanced infusion of IL13-PE38 and the other being treated through placement of Gliadel® Wafers at the time of surgery. The primary endpoint of the study is to determine if there is a statistically significant overall patient survival difference between the two arms of the study.

The results from our clinical trial may not demonstrate a statistically significant difference between IL13-PE38 and treatment with the Gliadel® Wafer. Results from our clinical trial that are not statistically significant will adversely affect our ability to obtain regulatory approval for IL13-PE38. Adverse safety findings from our study would also adversely affect our ability to obtain regulatory approval. Even if we conclude that the results from our clinical trial are statistically significant, the FDA may not agree with us because the FDA may evaluate the results by different methods or conclude that the clinical trial results are not clinically meaningful or that there were human errors in the conduct of the clinical trials or otherwise. Finally, even if we believe that we have met the FDA guidelines for submission of data and information for a BLA, there is a risk that the FDA will require additional data and information that we are unable to provide.

Because all of our drug product candidates are in development, there is a high risk that further development and testing will demonstrate that our drug product candidates are not suitable for commercialization, which could cause our business to suffer.

We have no drug products that have received regulatory approval for commercial sale. All of the drug compounds that we are currently developing require extensive pre-clinical and clinical testing before we can submit any application for regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our proposed drug products, we must demonstrate through pre-clinical testing and clinical trials that our drug product candidates are safe and effective in humans. Conducting clinical trials is a lengthy, expensive, and uncertain process. Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials, including, but not limited to, a planned Phase III clinical trial for IL13-PE38, may be delayed by many factors, including, but not limited to:

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ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

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inability to manufacture, or secure third party sources to manufacture, sufficient quantities of drug compounds for use in clinical trials;

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failure of the FDA to approve our clinical trial protocols;

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a slower than expected rate of patient recruitment;

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inability to adequately follow patients after treatment;

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unforeseen safety issues; or

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government or regulatory delays.

The clinical results we have obtained to date do not necessarily predict that the results of further testing, including later stage controlled human clinical testing, will be successful. If our trials are not successful or are perceived as not successful by the FDA or physicians, our business, financial condition and results of operations will be harmed.

Our business is subject to extensive governmental regulation, which can be costly, time consuming, and subject us to unanticipated delays.

Public health authorities in the United States and other countries regulate the research, testing, manufacturing, labeling, distribution, marketing, and advertising activities with respect to all of our drug compounds. The FDA and comparable agencies in foreign countries impose substantial burdens on our ability and the ability of others to introduce pharmaceutical products to the public, including lengthy and detailed clinical testing procedures to demonstrate safety and efficacy and manufacturing procedures to insure compliance with good manufacturing practices. This process can last many years, be very costly and still be unsuccessful. All clinical, manufacturing, labeling, and other information developed for proprietary products will be required to be filed with the FDA in new drug applications for review and be subject to approval by that agency. We cannot assure you that this lengthy regulatory review process will result in the approval and subsequent marketing of our products.

Once we submit our drug compounds for review, we do not know whether the FDA or other regulatory agencies will grant approvals for any of them on a timely basis or at all. The FDA can delay, limit, or deny approval for many reasons, including, but not limited to:

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the FDA may determine that our drug compounds may not be safe or effective;

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FDA officials may interpret data from preclinical testing and clinical trials in different ways than we interpret it;

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the FDA might not approve our manufacturing processes or facilities or the processes or facilities of our collaboration partners;

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the FDA may change its approval policies or adopt new regulations; and

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the FDA may approve a drug compound for fewer than all the indications requested.

The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons.

The FDA's policy of granting "fast track" approval for cancer therapies, such as was granted to our IL13-PE38 compound, may reduce the risk of delays in the approval process of our drug compounds, but the policy may also expedite the regulatory approval of our competitors' drug compounds. In addition, any marketed drug product and its manufacturer continue to be subject to strict regulation. Any unforeseen problems with an approved drug product, or delays in receiving regulatory approval, or failing to receive such approval, would delay or prevent drug product commercialization and harm our business and stock price. Approval of a drug compound could also depend upon our commitment to conduct post-marketing studies.

We have a history of operating losses and an accumulated deficit, as of September 30, 2003, of $118,815,884; we expect to continue to incur losses for the foreseeable future and may never be profitable.

We have only a limited history and our operations consist primarily of the development of our drug compounds and the sponsorship of research and clinical trials. Except for 1999, when we received

$11,000,000 in payments from Pharmacia, we have incurred losses every year since we began operations and, as of September 30, 2003, our aggregate accumulated deficit was $118,815,884. To date, we have not sold or received approval to sell any drug products and it is possible that revenues from drug product sales will never be achieved. Until we executed our agreement with Pharmacia, which we have subsequently terminated, we generated only limited amounts of revenue from our license fees and it is possible that additional license revenue will not be significant. Although we plan to initiate sales of our first non-drug product, NeoPhectin™, in January 2004 for use by research laboratories as a transfection agent, we cannot at this time predict what, if any, revenues will be generated from this product, nor can we predict when or if we will be able to develop other sources of revenue or when or if our operations will become profitable, even if we are able to commercialize some of our drug compounds.

Competition in the biopharmaceutical field is intense and subject to rapid technological change; our principal competitors have substantially greater resources to develop and market products that may be superior to ours.

The extent to which any of our drug compounds achieve market acceptance will depend, in part, on competitive factors. Competition in our industry is intense, and it is increased by the rapid pace of technological development. Existing drug products or new drug products developed by our competitors may be more effective or have fewer side effects, or may be more effectively marketed and sold, than any that we may develop. Each of our principal competitors has substantially greater research and development capabilities and experience and greater manufacturing, marketing, financial, and managerial resources than we do. Competitive drug compounds may render our technology and drug compounds obsolete or noncompetitive prior to our recovery of research, development, or commercialization expenses incurred with respect to any of our drug compounds.

Each of the drug compounds we currently have under development will face competition from products currently on the market or under development. The following table lists our current principal competitors and their products which compete with the listed drug compounds we currently have under development:

NeoPharm drug compound	Principal competitor	Competitor's product
IL13-PE38	Guilford Pharmaceuticals, Inc.	Gliadel® Wafer
LE-SN38	Pfizer Inc.	Camptosar®
LEP	Bristol-Myers Squibb Co.	Taxol®
LEM	OSI Pharmaceuticals Inc.	Novantrone®
LE-rafAON	Isis Pharmaceuticals Inc.	antisense products(1)

(1)
There are currently no antisense products available on the market, but Isis Pharmaceuticals is developing such products.

Our stock price has been and is likely to continue to be volatile.

The stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. In addition, the market price of our stock has been highly volatile and is likely to continue to be so. For example, since October 1, 2001, the market price of our common stock has fluctuated between $23.48 and $7.65. Since October 1, 2002, the market price of our common stock has fluctuated between $18.71 and $7.65.

The following factors, among others, could have a significant impact on the market price of our stock:

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announcements of technological innovations or new drug products by us or our competitors;

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the success or failure of our clinical trials, including, but not limited to, those involving our lead compound, IL13-PE38, or those of our competitors;

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our success, or lack of success, in obtaining a successful resolution of our arbitration claims with Pharmacia;

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actual or anticipated fluctuations in our financial results;

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our ability to obtain needed financing;

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economic conditions in the United States and abroad;

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comments by or changes in Company assessments or financial estimates by securities analysts;

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adverse regulatory actions or decisions;

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any loss of key management;

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changing governmental regulations;

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developments or disputes concerning patents or other proprietary rights;

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product or patent litigation; or

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public concern as to the safety of products developed by us.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

These factors and fluctuations, as well as political and market conditions, may materially adversely affect the market price of our common stock.

We are currently named as a defendant in a number of securities class action lawsuits and the volatility of our stock increases the risk that additional securities class action litigation could be instituted against us in the future.

Securities class action litigation is often brought against a company following periods of volatility in the market price of its securities. We, along with certain of our officers, are currently named as defendants in a number of class action lawsuits which have been consolidated for trial and are currently pending in the federal district court for the Northern District of Illinois, and each of which alleges various violations of the federal securities laws in connection with certain of our public statements as they relate to our LEP drug compound. We may be named as a defendant in similar litigation in the future. While we are vigorously defending this litigation, this litigation has resulted, and can be expected to continue to result, in substantial costs and in a diversion of management's attention and our resources, which could harm our business and financial condition, as well as the market price of our stock.

We may need to raise additional capital in the future whether or not we are able to raise capital in this offering. If additional capital is not available, we may have to curtail or cease operations.

We estimate that our existing cash reserves will be sufficient to finance our operations at current and projected levels of development and general corporate activity until approximately December 2004. We can offer no assurance that we will be able to generate revenues from product sales in the near term, or in the future, at a rate sufficient to fund our operations. Even if we are successful in raising additional capital in this offering, we may need additional future financing depending on a number of factors, including, but not limited to, the following:

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our degree of success in commercializing our drug products;

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a possible obligation to pay damages to Pharmacia arising out of our ongoing arbitration proceeding;

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the rate of progress and cost of research and development and clinical trial activities relating to our drug products;

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the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights;

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emergence of competing technologies and other adverse market developments;

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changes in or terminations of our existing licensing arrangements;

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the amount of milestone payments, if any, we receive from future collaborators, if any;

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the costs of acquiring or licensing new technology, products or businesses if we desire to expand our product portfolio; and

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the cost of manufacturing scale-up and development of marketing operations, if we undertake those activities.

Additional financing may not be available when we need it or be on terms acceptable to us. If adequate financing is not available, we may be required to delay, scale-back, or eliminate certain of our research and development programs, to relinquish rights to some of our technologies or products, or to grant licenses to third parties to commercialize products or technologies that we would otherwise seek to develop ourselves. We could also be required to cease operations. If additional capital is raised through the sale of equity, our stockholders' ownership interest could be diluted and such securities may have rights, preferences, or privileges superior to those of our other stockholders. The terms of any debt securities we may sell to raise additional capital may place restrictions on our operating activities. Failure to secure additional financing may cause us to drop or delay some or all of our development programs.

We depend on third parties for a variety of functions, including the research and development, manufacturing, clinical testing, and regulatory compliance of our products. No assurance can be given that these arrangements will allow us to successfully develop and manufacture our drug compounds.

We rely, in part, on third parties to perform a variety of functions, including research and development, clinical trial management and testing, and production of our drug compounds. As of September 30, 2003, we had 105 full-time employees. If we develop additional drug compounds with commercial potential, we will either have to hire additional personnel skilled in clinical testing or engage third parties to perform such services. We currently do not possess the internal infrastructure to independently conduct clinical trial management and certain aspects of clinical testing. Accordingly, we are currently negotiating an agreement with PPD Development, L.P. to oversee our Phase III clinical trial for IL13-PE38, under which we expect to be obligated to compensate PPD Development on a monthly basis plus make milestones payments as the trial progresses. For assistance in the management and testing for our Phase I and Phase II clinical trials we have engaged Research Solutions Incorporated on a per study basis. To oversee data management in our clinical trials we have contracted, on a per study basis, with Advanced Clinical Services and, to conduct our large animal clinical testing, we have engaged, again on a per study basis, Southern Research Institute. While we have been satisfied with the performance of these various organizations, if problems were to develop we are confident that satisfactory alternative arrangements could be arranged. We are currently aware of at least 25 other entities that could offer similar services to those offered by each of PPD Development, Research Solutions, and Advanced Clinical Services and three other entities offering services similar to those provided by Southern Research Institute. We frequently change vendors and consider such items as price, vendor capabilities to meet our needs and ease of transition in choosing new vendors.

We also in-license technology from governmental and academic institutions in order to minimize investments in early research, and we enter into collaborative arrangements with certain of these entities with respect to research and development of our drug compounds. At this time we have research agreements in place with Georgetown University and the FDA, each of which obligate us to fund research efforts at these institutions through December 31, 2003. While we currently anticipate renewing these agreements, as we have done previously, no assurance can be given that we will be able to maintain these relationships or establish new ones on beneficial terms, that we can enter into renewals of these unique arrangements without undue delays or expenditures, or that these arrangements will allow us to compete successfully.

In order to commercialize our drug compounds successfully, we or third parties with whom we contract must be able to manufacture products in commercial quantities in compliance with the FDA's current Good Manufacturing Practices ("cGMP") at acceptable costs and in a timely manner. We do not currently have cGMP manufacturing capacity for any of the drug compounds we are developing. Currently, all of our liposome compounds are produced at the Center for Advanced Drug Development which is affiliated with the University of Iowa Pharmacy School. The center has indicated that it is currently able to meet our needs for research and clinical trials, but we cannot be sure that they will be able to do so on a time or cost effective basis in the future or that suitable alternatives can be found in a timely manner, or at all. In addition, we have recently entered into agreements with Diosynth RTP, Inc. to produce IL13-PE38 in the larger quantities that will be required to support our planned Phase III clinical trial for that compound. Under the terms of that agreement, we are obligated to supply start up material to Diosynth plus reimburse Diosynth for consumable materials and make payments upon completion of the various phases of production. While we have not experienced any difficulties with either the Center for Advanced Drug Development or Diosynth, any failure to obtain adequate supplies of our drug compounds could delay or prevent our product development efforts, though we are aware of at least two alternative manufacturers with whom we could contract for these drug compounds and we do not anticipate that we would encounter any difficulties in establishing a new relationship should it be necessary to do so.

Our ability to obtain commercial manufacturing capacity for our liposome drug compounds at Akorn Inc.'s new lyophilization facility has been delayed and could be further delayed or even terminated.

In December 2001, we entered into a loan agreement and a processing agreement with Akorn Inc., a company controlled by our Chairman, Dr. John Kapoor, under which we provided Akorn with a $3,250,000 loan and obtained manufacturing rights at the lyophilization facility which Akron has under development in Decatur, Illinois. In August 2003, we notified Akorn that they were in default under their loan agreement with us. We had previously written-off the entire amount of our loan to Akorn because we had determined that the loan was impaired. In September 2003, Akorn advised us that they wished to refinance their senior debt with a new senior lender, which lender would require us to subordinate our debt. In order to preserve the possibility of collecting Akorn's debt to us (which currently equals approximately $3,350,000 in principal and accrued interest) and in consideration of a higher rate of interest (which would now equal that to be charged by the new senior lender) and the possibility of accelerated mandatory repayments once Akorn's senior debt was repaid in full, we agreed to waive Akorn's default, to allow Akorn until October 2004 to provide us with the required manufacturing rights and to subordinate Akorn's indebtedness to us to Akorn's indebtedness to its new senior lender. Akorn's refinancing was completed on October 7, 2003.

While we do not anticipate requiring the capacity to be provided by Akorn's facility until October 2004, if that capacity is not available, we will either need to procure suitable manufacturing rights for our liposome drug compounds from other third party manufacturers or contract with qualified third party manufacturers to have our liposome drug compounds produced by them in sufficient quantities. While we are currently aware of at least three other manufacturers that have the ability to produce the quantity and quality of liposome products that we might require, there can be no assurance that such capacity will be available when it is required or, if available, be available on terms we would find acceptable.

If we, or our suppliers, fail to comply with FDA and other government regulations, our manufacturing operations could be interrupted, and our drug product development, future sales, and profitability would suffer.

All new drugs, including our drug compounds under development, are subject to extensive and rigorous regulation by the FDA and comparable foreign authorities. These regulations govern, among other things, the development, pre-clinical and clinical testing, manufacturing, labeling, storage, pre-market approval, advertising, promotion, sale, and distribution of our drug compounds.

Even after regulatory approval is obtained, our drug products would continue to be subject to governmental review. Manufacturing, labeling, and promotional activities are continually regulated by the FDA and equivalent foreign regulatory agencies, and we must also report certain adverse events involving our drug products to these agencies. Previously unidentified adverse events or an increased frequency of adverse events that may occur post-approval could result in labeling modifications of approved products, which could adversely affect future marketing. Finally, approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

Failure to comply with the applicable regulatory requirements can result in, among other things, civil penalties, suspensions of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. In addition, the marketing and manufacturing of pharmaceutical products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a drug product, manufacturer, or facility may result in the FDA and/or other regulatory agencies requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the drug product from the market. The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

We currently obtain the necessary raw materials for our development stage drug products, as well as certain services, such as testing, from third parties. We currently contract with suppliers and service providers that are required to comply with strict standards established by us. Certain suppliers and service providers are required to follow cGMP requirements and are subject to routine unannounced periodic inspections by the FDA and by certain state and foreign regulatory agencies for compliance with cGMP requirements and other applicable regulations. Upon routine inspection of these facilities, there can be no assurance that the FDA and other regulatory agencies will find the manufacturing process or facilities to be in compliance with cGMP requirements and other regulations.

While to the best of our knowledge, none of our suppliers or service providers have been found to be out of compliance with cGMP with respect to the goods or services they provide to us, failure of any third party suppliers or service providers to maintain satisfactory compliance with cGMP could have a material adverse effect on our ability to market and distribute our drug products in the future and, in the most serious cases, could result in the issuance of warning letters, seizure or recall of drug products, civil penalties or closure of such manufacturing facilities until such cGMP compliance is achieved.

We do not have marketing or sales experience, which means we must either enter into agreements with third parties to market or co-promote our future products or develop marketing expertise ourselves.

We have no experience in sales, marketing, or distribution. To date, our focus has been on research and development and we currently do not have internal marketing, sales, or distribution resources. If we receive the required regulatory approvals, we could elect to market and sell our drug products through distribution, co-marketing, co-promotion, or licensing arrangements with third parties, as we have elected to do with our non-drug NeoPhectin™ product which will be sold through independent distributors beginning in January 2004. To the extent that we enter into such arrangements with third parties for the marketing and sale of our products, any revenues we receive will depend primarily on the efforts of these third parties and those revenues will be lower than if we marketed our products directly. In addition, we may not be successful in entering into sales and distribution relationships with third parties and, even if we are successful, we will not control the amount and timing of marketing resources such third parties devote to our products.

On the other hand, if we elect to market products directly, significant additional expenditures and management resources will be required to develop an internal marketing or sales force. We have no experience in establishing or maintaining an effective sales or marketing effort. If we decide to perform sales and marketing activities ourselves, we could face a number of additional risks, including, but not limited to:

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the inability to attract and retain a marketing or sales force with relevant pharmaceutical experience;

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the costs of establishing a marketing or sales force may not be recoverable if product revenues are lower than expected; and

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there could be delays in product launch due to the time needed to develop and train an effective marketing or sales force.

There can be no assurance that we would be able to establish an effective marketing or sales force should we choose to do so. The inability to successfully employ qualified marketing and sales personnel or to develop other sales and marketing capabilities through third parties would be harmful to our overall business operations.

Our lack of operating experience may cause us difficulty in managing our growth.

We have no experience in selling pharmaceutical or other products and in manufacturing or procuring drug products in commercial quantities in compliance with FDA rules, and only limited experience in negotiating, establishing and maintaining collaborative relationships and conducting later stage phases of the regulatory approval process. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be adversely affected. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources, which are limited.

Our inability to adequately protect our proprietary technologies could harm our competitive position and have a material adverse effect on our business.

The success of our business depends, in part, on our ability to obtain patents and maintain adequate protection of our intellectual property for our proprietary technology and products in the United States and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused, for example, by a lack of rules and processes allowing for meaningful defense of intellectual property rights. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode our competitive advantage, with the result that our business and operating results could be harmed.

The patent positions of pharmaceutical companies, including our patent positions, are often uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We apply for patents covering our technologies and products, as we deem appropriate. Currently, we either own or have obtained licenses to 45 United States patents or patent applications relating to our products. However, we may not obtain patents on all inventions for which we seek patents, and any patents we obtain may be challenged and may be narrowed in scope or extinguished as a result of such challenges. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Others may independently develop similar or alternative technologies or design around our patented technologies or products. These companies would then be able to develop, manufacture and sell products, which compete directly with our products. In that case, our revenues and operating results would decline.

We rely upon trade secret protection for certain of our confidential information, including certain of our trade secrets, know-how, technology advantages and processes. While we have taken measures to protect our confidential information, and to date have not experienced any difficulties in maintaining the confidentiality of our information, these measures may not provide adequate protection for our trade secrets, know-how or other confidential information in the future. We seek to protect our confidential information by entering into confidentiality agreements with employees, collaborators, and consultants. Nevertheless, employees, collaborators, or consultants may still disclose or misuse our confidential information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent information or techniques or otherwise gain access to our trade secrets. Disclosure or misuse of our confidential information would harm our competitive position and could cause our revenues and operating results to decline. Litigation to protect our trade secrets, know how and other unpatented confidential information could result in significant costs to us, as well as diverting management's attention away from our business.

We may be sued for infringing on the intellectual property rights of others.

While we have not been sued for infringing the intellectual property rights of others, there can be no assurance that the drug compounds that we have under development do not or will not infringe on the patent or proprietary rights of others. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes on these patents. We could incur substantial costs and diversion of the time and attention of management and technical personnel in defending ourselves against any such claims. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to further develop, commercialize and sell products, and such claims could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products or be required to cease commercializing affected products and our operating results would be harmed.

Our commercial success also depends in part on ensuring that we do not infringe the patents or proprietary rights of third parties. In the future, others may file patent applications covering technologies that we may wish to utilize with our proprietary technologies, or products that are similar to products developed with the use of our technologies. If these patent applications result in issued patents and we wish to use the claimed technology, we would need to obtain a license from the third party and this would increase our costs of operations and harm our operating results.

One of our directors has conflicting obligations.

Dr. John N. Kapoor, our chairman, is also associated with EJ Financial Enterprises, Inc., a health care investment firm which is wholly owned by him, and therefore will have conflicts of interest in allocating his time among various business activities and may have legal obligations to multiple entities. On July 1, 1994, we entered into a consulting agreement with EJ Financial. The consulting agreement provides that we will pay EJ Financial $125,000 per year (paid quarterly) for certain management consulting services, which is based on anticipated time spent by EJ Financial personnel on the Company's affairs. EJ Financial is also involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. In addition, EJ Financial is involved with other companies in the cancer field. Although these companies are pursuing different therapeutic approaches for the treatment of cancer, discoveries made by one or more of these companies could render our products less competitive or obsolete.

If we lose key management and scientific personnel or are unable to attract and retain the talent required for our business, our business could be harmed.

We are highly dependent on the principal members of our management and scientific staff, including our President, Mr. James M. Hussey, our Chief Scientific Officer, Dr. Imran Ahmad, and our Chief Medical Officer, Dr. Jeffrey W. Sherman. Only Mr. Hussey has an employment contract with us and we do not have key man insurance on any of these individuals. The inability to replace Mr. Hussey, Dr. Ahmad or Dr. Sherman, would delay product development and the achievement of our strategic objectives. In addition, our success will depend on our ability to attract and retain qualified scientific, technical and managerial personnel. While we have not experienced unusual difficulties to date in recruiting and retaining personnel, there is intense competition for qualified staff and no assurance can be given that we will be able to retain existing personnel or attract and retain qualified staff in the future.

The demand for our future drug products, if any, may be adversely affected by health care reform and potential limitations on third party reimbursement.

In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceutical products to government control. We cannot predict the effect that health care reforms may have on our business, and it is possible that such reforms will hurt our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceutical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services with respect to new drug products in particular. If we succeed in bringing any of our drug compounds to the market, we cannot be certain that our products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us or our collaborators to sell our products on a competitive basis.

In addition, many health maintenance organizations and other third party payors use formularies, or lists of drugs for which coverage is provided under a health care benefit plan, to control the costs of prescription drugs. Each payor that maintains a drug formulary makes its own determination as to whether a new drug will be added to the formulary and whether particular drugs in a therapeutic class will have preferred status over other drugs in the same class. This determination often involves an assessment of the clinical appropriateness of the drug and sometimes the cost of the drug in comparison to alternative products. We cannot be assured that:

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our future drug products, if any, will be added to payors' formularies;

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such future drug products will have preferred status to alternative therapies; or

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the formulary decisions will be conducted in a timely manner.

We may also decide to enter into discount or formulary fee arrangements with payors, which could result in us receiving lower or discounted prices for drug products we may develop in the future.

Physicians, patients, payors, or the medical community in general may be unwilling to accept, utilize or recommend any of our drug products, and the failure to achieve market acceptance will harm our business.

Even if approved for marketing, our drug products may not achieve market acceptance. The degree of market acceptance of our drug products will depend upon a number of factors, including:

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the establishment and demonstration in the medical community of the safety and clinical efficacy of our drug products and their potential advantages over existing therapeutic products, including non-liposomal forms of the active agents included in our drug products; and

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pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators.

Potential changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

The Financial Accounting Standards Board is considering whether to require all companies to treat the fair value of stock options granted to employees as an expense. The United States Congress and other governmental and regulatory authorities have also considered requiring companies to expense stock options. If this change were to become mandatory, we and other companies could be required to record a compensation expense equal to the fair value of each stock option granted. Currently, we are generally not required to record compensation expense in connection with stock option grants. If we were required to expense the fair value of stock option grants, it would reduce the attractiveness of granting stock options because of the additional expense associated with these grants, which would negatively impact our results of operations. For example, had we been required to expense stock option grants by applying the measurement provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," our recorded net loss of $36,491,739 would have been increased by $4,471,577, to a net loss of $40,963,316 for the year ended December 31, 2002 and our recorded net loss of $39,915,664 would have been increased by $5,632,716 to a net loss of $45,548,380 for the nine months ended September 30, 2003. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, in the event we are required to expense stock option grants, our future results of operations would be negatively impacted, as would our ability to use stock options as an employee recruitment and retention tool.

Our investments could lose market value and consequently harm our ability to fund continuing operations.

The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash and cash equivalents and short-term investments in a variety of securities, including government and corporate obligations and money market funds. The market values of these investments may fluctuate due to market conditions and other conditions over which we have no control. Fluctuations in the market price and valuations of these securities may require us to record losses due to an impairment in the value of the securities underlying our investment. This could result in future charges on our earnings. All securities are held in United States currency.

Investments in both fixed-rate and floating-rate interest earning instruments carry varying degrees of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates. In general, securities with longer maturities are subject to greater interest rate risk than those with shorter maturities. While floating-rate securities generally are subject to less interest rate risk than fixed-rate securities, floating-rate securities may produce less income than expected if interest rates decrease. Due in part to these factors, our investment income may fall short of expectations or we may suffer losses in principal if securities are sold that have declined in market value due to changes in interest rates.

We deal with hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how we do business. We could also be liable for damages, penalties, or other forms of censure if we are involved in a hazardous waste spill or other accident.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials, and biological hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling, and disposal of hazardous materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, even by a third party, we could be held liable for any damages that result, and such liability could exceed our current general liability insurance coverage of $1,000,000 and our financial resources. In the future, we may not be able to maintain insurance on acceptable terms, or at all. We could also be required to incur significant costs to comply with current or future environmental laws and regulations.

We may have product liability exposure and insurance against such claims may not be available to us at reasonable rates or at all.

While we maintain insurance to cover the use of our drug compounds in clinical trials, we currently do not have any product liability insurance for marketed human therapeutic products. Although we plan to obtain product liability insurance when and if our drug compounds become commercially available, we cannot assure you that we will be able to obtain or maintain this insurance on acceptable terms or that any insurance we obtain will provide us with adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage we obtain would have a material adverse effect on our business.

Anti-takeover provisions could make a third-party acquisition of us more difficult.

In June 2003, we adopted a stockholder rights plan that provided for the issuance of rights to purchase shares of Series A Participating Preferred Stock ("Series A Preferred") of the Company. Under the plan, we distributed one preferred share purchase right for each outstanding share of common stock. Each purchase right entitles the holder to purchase from the Company one one-thousandth (1/1000th) of a share of Series A Preferred at a price of $112.00, subject to adjustment. The rights become exercisable, with certain exceptions, ten business days after any party, without prior approval of our Board of Directors, acquires, or announces an offer to acquire, beneficial ownership of 15% or more of our common stock. In the event that any party acquires 15% or more of the our common stock, we are acquired in a merger or other business combination, or 50% or more of our assets are sold after the time that the rights become exercisable, the rights provide that each right holder will receive, upon exercise, shares of the common stock of the surviving or acquiring company, as applicable, having a market value of twice the exercise price of the right. The stockholder rights plan may discourage or prevent certain types of transactions involving an actual or potential changes in control, which transactions may be beneficial to our shareholders, by causing substantial dilution to a party that attempts to acquire us on terms not approved by our Board.

The preferred shares which we elect to offer, if any, may not develop an active public market, which could depress its resale price.

If we elect to offer shares of preferred stock, it would constitute a new issue of securities for which there is currently no trading market. We cannot predict whether an active trading market for such preferred stock would develop or be sustained. If an active trading market were to develop, such preferred stock could trade at prices that may be lower than its initial offering price.

The issuance of preferred stock could adversely affect the holders of our common stock.

Depending upon the rights and preferences which may be granted to any class of preferred shares which we may elect to issue, issuance of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that our common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also decrease the market price of our common stock, or have terms and conditions that could discourage a takeover or other transaction that might involve a premium price for our shares or that our stockholders might believe to be in their best interests.

New investors will experience immediate and substantial dilution.

The purchase price of the securities offered by this prospectus will be substantially higher than the tangible book value of our outstanding equity shares. Investors who purchase securities in any offering pursuant to this registration statement could therefore experience immediate and substantial dilution in the tangible net book value of their investment.

Special note regarding forward-looking statements

Various statements made in this prospectus and in our reports and public filings incorporated by reference in this prospectus are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plans, anticipations, intent, contingencies or future developments and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the following:

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the outcome of our arbitration proceeding with Pharmacia, and the timing of a decision in same;

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our product development efforts, including results from our clinical trials involving our IL13-PE38 compound;

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anticipated dates of clinical trial initiation, completion, and announcement of trial results;

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anticipated regulatory filing dates for our product candidates;

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the status and anticipated timing of regulatory approval for our product candidates;

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analysis and interpretation of data by regulatory authorities;

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anticipated operating losses and capital expenditures;

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our intentions regarding the establishment of collaborations;

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anticipated efforts of independent third parties with whom we work, including, but not limited to, the ability of independent distributors to develop a market for our non-drug NeoPhectin™ product;

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estimates of the market opportunity and the commercialization plans for our product candidates;

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our intentions regarding the manufacturing of our products;

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our ability to raise additional capital; and

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the availability of qualified personnel.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "target," "goal," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to differences include, but are not limited to, those discussed elsewhere in this prospectus, including in the "RISK FACTORS" section of this prospectus, and the risks discussed in our Securities and Exchange Commission (SEC) filings which are incorporated by reference.

We urge you to carefully review and consider the disclosures found in these filings, all of which are available in the SEC EDGAR database at www.sec.gov and from us at www.neophrm.com. We caution you that the risk factors contained herein are not exhaustive. We operate in a continually changing business climate and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely on forward-looking statements as a prediction of actual results.

The following discussion should be read in conjunction with our audited financial statements and related Notes thereto included in our SEC filings which are incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

Financial ratios

Our earnings are currently inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency:

	Fiscal Year Ended December 31,					Nine Months Ended September 30, 2003
	1998	1999	2000	2001	2002

	(in thousands)
Ratio of earnings to fixed charges(1)	—	679	—	—	—	—
Coverage deficiency	$(3,214)	n.a.	$(510)	$(13,424)	$(36,492)	$(39,916)

(1)
We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

Use of proceeds

Except as otherwise provided in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited to:

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our internal research and development programs, such as pre-clinical and clinical testing and studies of our drug compounds and the development of new compounds and technologies;

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general and administrative expenses; and

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possible future acquisitions of complementary businesses, facilities, product lines or technologies, although no such transactions are currently under negotiation.

We have not determined the amounts we plan to spend on any areas, including those listed above or the timing of any such expenditures, which may vary significantly depending on various factors such as our research and development results, regulatory approvals, competition, marketing and sales, and the market acceptance of any products introduced by us. As a result, our management, subject to the approval of our Board of Directors, will have broad discretion to allocate the net proceeds from this offering. Pending the application of net proceeds for these, or other, purposes, we expect to invest the proceeds in short-term investments, consisting primarily of investment grade fixed income securities including corporate bonds and U.S. Treasury obligations.

General description of securities

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, par value $0.0002145 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. To date, our Board of Directors has designated 600,000 of the 15,000,000 authorized shares of preferred stock as Series A Participating Preferred Stock reserved for issuance under our stockholder rights plan, as described below. As of September 29, 2003, we had 18,840,268 shares of our common stock outstanding held of record by approximately 3,100 stockholders, and no shares of our preferred stock were outstanding.

This prospectus contains a general description of our capital stock and stockholder rights plan. For a more detailed description, you should read our certificate of incorporation and bylaws, our stockholder rights plan and the applicable provisions of the Delaware General Corporation Law, or DGCL.

When we offer to sell a particular series of these securities, we will describe the specific terms of the securities in a supplement to this prospectus. Accordingly, for a complete description of the terms of any series of securities, you must refer to both the specific description of the series in the prospectus supplement relating to that series and the general description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

COMMON STOCK

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for such dividends. In the event of a liquidation, dissolution or winding-up of NeoPharm, the holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of common stock are, and any shares of common stock offered by this prospectus, when issued and paid for, will be validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of our preferred stock.

PREFERRED STOCK

To date, our board of directors has designated 600,000 shares of preferred stock as Series A Participating Preferred Stock reserved for issuance under our stockholder rights plan, none of which were issued and outstanding as of September 29, 2003. Under our certificate of incorporation, our Board of Directors is authorized to issue additional shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each class or series, our Board of Directors is required by the DGCL and our certificate of incorporation, to adopt resolutions and file a certificate of designation with the Delaware Secretary of State. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions of that class or series, including the following:

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the number of shares constituting each class or series;

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voting rights;

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rights and terms of redemption, including sinking fund provisions;

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dividend rights and rates;

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terms concerning the distribution of assets;

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conversion or exchange terms;

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redemption prices; and

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liquidation preferences.

All shares of preferred stock offered by this prospectus when issued and paid for, will be validly issued, fully paid and nonassessable and are not expected to have any preemptive or subscription rights.

We will describe in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

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the title and stated value of the preferred stock;

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the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

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whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

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our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

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the procedures for auction and remarketing, if any, for the preferred stock;

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the provisions for a sinking fund, if any, for the preferred stock;

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the provisions for redemption, if applicable, of the preferred stock;

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any listing of the preferred stock on any securities exchange;

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the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

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voting rights, if any, of the preferred stock;

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whether interests in the preferred stock will be represented by depositary shares;

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a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

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the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

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any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

STOCKHOLDER RIGHTS PLAN

On June 30, 2003, our board of directors adopted a stockholder rights plan. Under the stockholder rights plan, a dividend of one preferred stock purchase right was declared for each outstanding share of our common stock. In addition, a preferred stock purchase right is attached to each share of common stock issued during the term of the stockholder rights plan. Each right entitles the holder to buy one one-thousandth (1/1000th) of a share of our Series A Participating Preferred Stock at an exercise price of $112.00, subject to specified adjustments.

Our Series A Participating Preferred Stock is nonredeemable and junior to any other series of preferred stock we may issue, unless otherwise provided in the terms of the other series of preferred stock. If the Series A Participating Preferred Stock is issued under the terms of our stockholder rights plan, the holders of Series A Participating Preferred Stock:

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would vote together with our common stock, and would be entitled to 1,000 votes per share;

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would be entitled to a quarterly dividend per share, when, as and if declared by the Board of Directors, equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends declared on the common stock;

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upon the liquidation, dissolution or winding up of NeoPharm, would be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of common stock plus an amount equal to accrued and unpaid dividends, if any, on the Series A Participating Preferred Stock; and

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in the event of a merger, consolidation or other transaction in which shares of common stock are exchanged or changed into other stock, securities or property, would be entitled to be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities or other property, as the case may be, into which or for which each share of common stock is changed or exchanged.

Initially, each preferred stock purchase right is transferred automatically with the related share of common stock, and is not exercisable. The rights will separate from the common stock, and become exercisable, upon the earlier of (a) the tenth day (or such later day as may be determined by our Board of Directors) after a person or affiliated group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of common stock then outstanding, or (b) the tenth business day (or such later day as may be determined by our Board of Directors) after a person or affiliated group announces a tender or exchange offer the consummation of which would result in the ownership of 15% or more of the then outstanding shares of common stock.

Unless the preferred purchase rights are earlier redeemed, each preferred stock purchase right entitles its holder, other than the person or affiliated group acquiring 15% or more of the voting power of our outstanding voting securities, to purchase:

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shares of our common stock with a market value of twice the exercise price of the right; or

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in the event we are acquired in a merger or business combination or there is a transaction in which 50% or more of our assets or earning power are sold, shares of the common stock of the surviving company in the transaction having a market value of twice the exercise price of the right.

We may redeem the preferred stock purchase rights at a price of $0.001 per right in specified circumstances, including at any time or prior to the close of business on the earlier of (i) the fifth day following a person or affiliated group acquiring 15% or more of our outstanding common stock (or such later date as our Board of Directors may determine and publicly announce) or (ii) the final expiration date. Also, at any time after such an acquisition occurs, but before the person or affiliated group acquires 50% or more of the voting power of our outstanding voting securities, our Board of Directors may exchange all or part of the preferred stock purchase rights for one share of common stock per right.

The stockholder rights plan is intended to protect stockholders in the event of an unsolicited attempt to acquire us. As a result, the stockholder rights plan could have the effect of delaying, deferring or preventing transactions that our stockholders may deem to be in their best interests, including those in which they may receive a premium for their shares.

The above description of our stockholder rights plan is intended as a summary only. For a more detailed description, you should read our stockholder rights agreement dated June 30, 2003. To obtain a copy of the stockholder rights agreement, please see the section of this prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION."

ANTI-TAKEOVER PROVISIONS

In addition to our stockholder rights plan, there are provisions of the DGCL, our certificate of incorporation and our bylaws that could have the effect of delaying, deferring or preventing an acquisition of NeoPharm, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions could also limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests.

Delaware Law.    We are subject to Section 203 of the DGCL, which restricts our ability to enter into a business combination with an interested stockholder for a period of three years. Generally, a business combination means a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder means a stockholder who, together with that stockholder's affiliates and associates, owns 15% or more of our outstanding voting stock. These restrictions do not apply if:

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before the date a stockholder becomes an interested stockholder, our Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

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upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

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on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our Board of Directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Certificate of Incorporation and Bylaws.    Some provisions of our certificate of incorporation and bylaws could also have anti-takeover effects. These provisions:

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authorize our Board of Directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval;

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provide that special meetings of our stockholders may be called only by our Chairman, Chief Executive Officer, President, or by our Board of Directors; and

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do not include a provision for cumulative voting for directors (under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors).

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our common stock is Computershares Investor Services, LLC. Its address is Two North LaSalle Street, Chicago, Illinois, 60062 and its telephone number is (312) 588-4223.

Plan of distribution

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

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to or through underwriters or dealers;

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directly to a limited number of purchasers or to a single purchaser; or

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through agents.

The prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

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the name or names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by each of them;

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any over-allotment options under which underwriters may purchase additional securities from us;

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any underwriting discounts or commissions or agency fees and other items constituting underwriters' or agents' compensation;

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the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

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any securities exchanges or markets on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions specified in the applicable underwriting agreement, but the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will name the underwriters in the prospectus supplement and describe the nature of any such relationship.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to the agent. Generally, any agent will act on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the applicable securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

Where you can find more information

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the SEC's public reference room. You may also access information we file electronically with the SEC by visiting the SEC's Internet website at www.sec.gov.

We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing these filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede information in this prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-12493);

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our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2003 (File No. 001-12493), June 30, 2003 (File No. 001-12493), and September 30, 2003 (File No. 001-12493);

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our Current Report on Form 8-K filed on July 7, 2003 (File No. 001-12493);

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our Definitive Proxy Statement on Schedule 14A filed on April 28, 2003 (File No. 001-12493);

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the description of the preferred stock purchase rights for Series A Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on July 7, 2003 (File No. 0-26898); and

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all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing us at the following address or telephoning us at the following phone number:

NeoPharm, Inc.
150 Field Drive
Suite 195
Lake Forest, Illinois 60045
(847) 295-8678

Legal matters

The validity of the securities offered hereby will be passed upon for us by Burke, Warren, MacKay & Serritella, P.C., Chicago, Illinois.

Experts

The financial statements of NeoPharm, Inc. as of December 31, 2002 and for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheets of NeoPharm, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Arthur Andersen LLP have not consented to the inclusion of their report in this prospectus, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act. The absence of this consent may limit recovery against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact, or any omission to state a material fact required to be stated, in the financial statements audited by Arthur Andersen LLP. Also, as a practical matter, Arthur Andersen LLP's ability to satisfy any claims may be limited due to events arising out of their conviction on federal obstruction of justice charges.

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